Exhibit 10.1

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

AMONG

IMPERIAL-SAVANNAH LP

SUGAR GROWERS AND REFINERS, INC.

AND

CARGILL, INCORPORATED

THE LIMITED LIABILITY COMPANY INTERESTS IN THE COMPANY REPRESENTED BY THIS LLC AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE INTERESTS ARE RESTRICTED SECURITIES WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933. AS A RESULT, THE INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED, OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS (OR EXEMPTIONS THEREFROM) AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THIS LLC AGREEMENT, UNLESS OTHERWISE SPECIFICALLY PERMITTED IN WRITING BY THE MEMBERS.

Article XI.	BUSINESS PLANS, BUDGETS AND OPERATIONS; BOOKS AND RECORDS; AUDITS; TAX RETURNS AND TAX MATTERS	47

EXHIBIT A OPERATIVE AGREEMENTS GLOSSARY

SCHEDULE 4.1 MEMBERS AND INITIAL CAPITAL CONTRIBUTIONS

SCHEDULE 5.1 POWERS RESERVED TO THE MEMBERS

SCHEDULE 6.2 INITIAL MEMBER REPRESENTATIVES

SCHEDULE 6.4 POWERS RESERVED TO THE GOVERNANCE BOARD

SCHEDULE 8.2 OFFICERS/SENIOR MANAGER

SCHEDULE 11.2(a) BUSINESS CONDUCT POLICIES

SCHEDULE 11.2(c) INSURANCE

SCHEDULE 12.10 FORM OF JOINDER AGREEMENT

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement” or this “LLC Agreement”) is entered into as of the 19th day of November, 2009, by and among Imperial-Savannah LP, a Delaware limited partnership (“Imperial-Savannah”), Sugar Growers and Refiners, Inc., a Louisiana corporation (“SUGAR”), and Cargill, Incorporated, a Delaware corporation (“Cargill”).

RECITALS:

1. Cargill and SUGAR formed Louisiana Sugar Refining, LLC (the “Company”) as a limited liability company under and pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq. (as amended from time to time, the “Act”) by causing the Certificate of Formation of the Company to be filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 3, 2006.

2. On October 1, 2007, Cargill and SUGAR adopted an Amended and Restated Limited Liability Company Agreement of the Company, reorganizing the Company as a limited liability company the membership interests of which were owned in equal 1/2 amounts by each of Cargill and SUGAR.

3. Effective as of September 15, 2009, Cargill, SUGAR and Imperial-Savannah adopted a Second Amended and Restated Limited Liability Agreement of the Company (the “Second Amended and Restated LLC Agreement”), reorganizing the Company as a limited liability company the membership interests of which are owned in equal 1/3 amounts by each of Cargill, SUGAR, and Imperial-Savannah. Cargill, SUGAR and Imperial-Savannah desire to contribute certain cash and, to the extent provided for herein, certain non-cash assets, to the Company; and desire to further amend and restate the Second Amended and Restated LLC Agreement, as hereinafter set forth.

In consideration of the terms, conditions and the mutual agreements contained in this LLC Agreement, and intending to be legally bound hereby, Cargill, SUGAR, and Imperial-Savannah agree as follows:

Article I.

DEFINITIONS AND INTERPRETATION

Section 1.1 Terms.

Capitalized terms used but not defined in this LLC Agreement have the meanings given to them in the Glossary attached as Exhibit A to this LLC Agreement. Other words, terms or phrases used in this LLC Agreement, but not specifically defined in Exhibit A, will have the meanings commonly ascribed to such words, terms or phrases.

Section 1.2 Interpretive Rules.

(a) Singular and Plural Terms. Each term used in this LLC Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate.

(b) Headings. The headings of the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this LLC Agreement.

(c) References. Except as otherwise stated, reference to Articles, Sections, Exhibits and Schedules means the Articles, Sections, Exhibits and Schedules of this LLC Agreement.

(d) Incorporation of Exhibits and Schedules. The Exhibits and Schedules referred to throughout this LLC Agreement are hereby incorporated by reference into, and shall be deemed a part of, this LLC Agreement provided that no Exhibit that consists of a form of agreement or instrument shall be deemed to be effective until executed and delivered by the applicable parties.

(e) Interpretive Rules. Unless the context clearly indicates otherwise, the word “including” when used in this LLC Agreement means “including but not limited to,” the word “include” means “include, without limitation,” and the words “hereof,” “herein” and “hereunder” and words of similar import when used in this LLC Agreement refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement.

(f) Rules of Construction. It is acknowledged by the Members that this LLC Agreement and the other Operative Agreements are negotiated agreements and, therefore, no presumptions will arise favoring any party by virtue of the authorship of any of its provisions or the changes made through revisions. For clarity, none of the Operative Agreements shall be construed or interpreted against the party who might be deemed to have drafted it.

Article II.

FORMATION OF THE COMPANY

Section 2.1 Formation.

The Company was formed as a limited liability company pursuant to the provisions of the Act and all other pertinent Laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State on August 3, 2006, and the parties hereto hereby continue the Company as a limited liability company. Except as such powers may be specifically reserved by the Governance Board and as otherwise provided in this Agreement, the officers of the Company shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents, and shall do or cause to be done all such filing, recording, publishing and other acts, in each case, as may be necessary or appropriate from time to time to comply with all applicable requirements for the formation or operation and, when appropriate, termination of a limited liability company in the State of Delaware and all other jurisdictions where the Company shall conduct its business. Except as otherwise expressly provided herein, the rights and liabilities of the Members are as provided in the Act. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement will govern.

Section 2.2 Name.

The name of the Company will be Louisiana Sugar Refining, LLC, unless changed by the Governance Board in accordance with Article VI. All business of the Company will be conducted in the name of the Company.

Section 2.3 Principal Place of Business.

The Company’s principal place of business will be at Gramercy, Louisiana, unless changed by the Governance Board in accordance with Article VI. The Company may not maintain an office or a principal place of business in any jurisdiction that would jeopardize the limitation of liability afforded to the Members and the Member Representatives under the Act or this LLC Agreement.

Section 2.4 Registered Office and Registered Agent.

The registered office of the Company will be 1209 Orange Street, Wilmington, Delaware. The agent of the Company for service of process in Delaware will be The Corporation Trust Company. The Governance Board may, from time to time, change the registered office and registered agent in accordance with the Act.

Section 2.5 Foreign Qualification.

Prior to the Company conducting business in any jurisdiction in which it is required, as a result of such activities, to qualify to do business, the Company will comply with all requirements necessary to qualify the Company to do business in that jurisdiction. Each Member agrees to execute and deliver all certificates and other instruments that are necessary or appropriate for the Company to qualify and continue to do business as a foreign limited liability company in that jurisdiction.

Section 2.6 No State Law Partnership.

The Members intend that the Company be treated as a partnership only for U.S. federal, state, local and other tax purposes. The Company is not to be considered or treated as a partnership for any other purpose. Other than for tax purposes, no Member or Member Representative is to be considered or treated as a partner or joint venturer of (a) the Company; (b) any other Member; or (c) any Member Representative, and this LLC Agreement may not be construed otherwise. The Members agree not to take any action inconsistent with the express intent of this Section 2.6.

Section 2.7 Term.

The Company will continue in existence from the effective date of the Certificate of Formation until the earlier of (a) January 1, 2109 and (b) dissolution of the Company in accordance with the provisions of this LLC Agreement or the Act.

Article III.

BUSINESS OF THE COMPANY

Section 3.1 Permitted Businesses.

The Company will have all of the powers and authority granted by the Act, any other Law and this LLC Agreement, necessary, appropriate, advisable or convenient to the conduct, promotion or attainment of the Business Purpose of the Company. The Company may not conduct, however, any business or activities outside the scope of the Business Purpose.

Section 3.2 Modification of Business Purpose.

The scope of the Business Purpose may be modified only upon the written agreement of all Members.

Section 3.3 Refining Fee.

(a) Refining Fee. The Members agree that the Company is entitled to keep and retain for its own account (for use, application and distribution in accordance with the terms of this Agreement), out of Net Revenues payable to the Company pursuant to the Marketing Agreement, and out of amounts payable to the Company by Imperial-Savannah pursuant to the Bulk Sugar Supply Agreement, a refining fee (the “Refining Fee”), established from time to time in accordance with the Supply Agreement. For the avoidance of doubt, the Refining Fee only applies to transactions involving the sale of refined sugar and other products produced by the Facility (or, during its period of operation by the Company, produced by the Colonial Facility) and sold by the Company from raw cane sugar purchased by the Company from SUGAR pursuant to the Supply Agreement.

(b) Adjustments.

(i) The Refining Fee is subject to adjustment from time to time, as specified in the Supply Agreement.

(ii) While the Supply Agreement is in force, SUGAR has certain rights to object to adjustments to the Refining Fee which, if exercised, could, under certain circumstances, lead to the valuation and purchase of the Membership Interest of one or more Members, on and subject to the terms of, and as more fully set forth in, the Supply Agreement.

Article IV.

MEMBERS AND CAPITAL CONTRIBUTIONS

Section 4.1 Members and Initial Capital Contributions.

The Members of the Company are Imperial-Savannah, SUGAR, and Cargill. If a Member fails to make its respective Initial Capital Contribution, as set forth in Schedule 4.1 and the Member Contribution Agreement, on or before the Closing Date, this Agreement shall terminate, the Company will be dissolved pursuant to Article XIII, and the Company will promptly return the Initial Capital Contribution, if any, made by the other Members. In consideration of the Initial Capital Contributions, Imperial-Savannah, SUGAR, and Cargill will each acquire the initial Membership Interests in the Company set forth in Schedule 4.1.

Membership Interests are personal to each Member and, except as otherwise set forth in this LLC Agreement, do not give any Member any rights in the Property of the Company.

Section 4.2 Additional Funding.

(a) In General. It is the intent of the Members to fund the operations of the Company and its working capital needs through the Initial Capital Contributions, third-party loans, and net cash flow. The Members have executed the Agreement to Contribute Capital, pursuant to which each Member is severally obligated to contribute additional equity capital to the Company under the conditions therein described. In addition, the operations of the Company and working capital needs may be funded by Member loans as provided in Section 4.5.

(b) Additional Capital Contributions. If:

(i) the Company requires funds in addition to the amounts provided in Section 4.2(a) and the Governance Board has determined in accordance with Schedule 6.4 that such additional capital contributions are necessary or desirable, or

(ii) the Governance Board determines that additional capital contributions are necessary (A) to enable the Company to comply with, or to maintain compliance with, the business policies referred to in Section 11.2(a) related to employee health and safety, environment, and food and product safety, or (B) to sustain the base capacity of the Facility or (C) to enable the Company to perform the Take-over Work (the amount of any additional capital contributions that is from time to time determined to be necessary under either clause (i) or (ii) of this Section 4.2 is referred to herein as an “Additional Required Capital Contribution Amount”),

then the Company shall give written notice (the “Cash Call”) to each Member setting forth in reasonable detail (x) the amount and purpose of the Additional Required Capital Contribution Amount; (y) the date on which the funds are required, which date shall be no sooner than 30 days after receipt of such notice (the “Additional Capital Contribution Date”); and (z) the amount to be contributed by each Member, which amount (the “Full Share Amount”) will be in proportion to each Member’s Membership Interest Percentage on the date of the Cash Call. On or prior to the Additional Capital Contribution Date, each Member shall have the right to contribute to the Company an amount up to the Full Share Amount, as specified in the Cash Call (the amount so contributed by any Member is referred to herein as an “Additional Capital Contribution”). Until the Company has received an amount equal to the Additional Required Capital Contribution Amount, as set forth in the Cash Call, all funds advanced to the Company by a Member in fulfillment of such Member’s Cash Call shall be deposited in a separate escrow account (the “Escrow Account”) in the name of and for the benefit of such Member advancing such funds, and such Escrow Account shall be segregated from the general funds (and not available to satisfy the obligations) of the Company. Any Escrow Account established pursuant to the preceding sentence shall be established using the employer identification number of the Member in whose benefit such Escrow Account is being established and shall be treated as owned by such Member for all purposes, including U.S. federal income tax purposes. The exclusive remedies for a Member’s failure to make an Additional Capital Contribution in accordance with a Cash Call shall be those set forth in this Section 4.2, and no Member shall have any personal or recourse liability for the failure to satisfy a Cash Call.

(c) Optional Deficit Loans. As soon as possible following the Additional Capital Contribution Date, the Company shall give written notice (a “Cash Call Report”) to each Member of (x) the amount of any Additional Capital Contribution advanced by each Member and deposited into an Escrow Account described in Section 4.2(b) by the close of business on the Additional Capital Contribution Date, and (y) the difference, if any, between the Additional Required Capital Contribution Amount and the aggregate of the Additional Capital Contributions so advanced by the Members (the “Deficit Amount”). The lowest amount advanced and deposited into Escrow by any Member in response to a Cash Call is referred to herein as the “Base Amount” (and the Base Amount shall be zero if any Member makes no Additional Capital Contribution at all with respect to a Cash Call). If there is a Deficit Amount with respect to the Cash Call in question, each Member whose Additional Capital Contribution is in excess of the Base Amount shall have the option during the ten (10) day period following the date the Cash Call Report is given (the “Deficit Option Period”) to:

(i) request and receive from the Escrow Account an immediate return of all funds advanced as its Additional Capital Contribution (whereupon the Deficit Amount for the Cash Call in question shall be increased by the amount returned to such Member, and the Base Amount for the Cash Call in question, if not already zero, shall be reduced to zero), or

(ii) elect to treat as a Capital Contribution that portion of the funds advanced as its Additional Capital Contribution equal to the Base Amount, and request and receive from the Escrow Account an immediate return of the funds advanced as its Additional Capital Contribution that are in excess of the Base Amount (whereupon the Deficit Amount for the Cash Call in question shall be increased by the amount returned to such Member), or

(iii) elect to treat as a Capital Contribution that portion of the funds advanced as its Additional Capital Contribution equal to the Base Amount, and elect to treat the funds advanced as its Additional Capital Contribution that are in excess of the Base Amount as a loan to the Company, but elect not to make a supplemental advance to cover all or any portion of the Deficit Amount, as described in the following clause (iv), or

(iv) elect to treat as a Capital Contribution that portion of the funds advanced as its Additional Capital Contribution equal to the Base Amount, and elect to treat the funds advanced as its Additional Capital Contribution that are in excess of the Base Amount as a loan to the Company, and elect to increase the amount of said loan by making a supplemental advance to the Company in an amount equal to all or any portion of the Deficit Amount.

Any request or election by a Member pursuant to this Section 4.2(c) shall be made in writing, and a copy thereof shall be sent to each other Member. Any advance to the Company that is treated as a loan pursuant to clause (iii) or (iv) above shall not be considered a capital contribution to the Company and is referred to in this Agreement as an “Optional Deficit Loan”. If more than one Member elects to make a supplemental advance in accordance with clause (iv), the amount of the supplemental advance made by each Member shall be equal to the amount of the supplemental advance made by the other Member, unless such Members otherwise agree. If the aggregate of all supplemental advances made or to be made by Members pursuant to the foregoing clause (iv) do not at least equal the Deficit Amount, each Member shall be deemed to have made a timely election under the foregoing clause (i), and shall be entitled to an immediate return from the Escrow Account of the funds advanced by it. Each Optional Deficit Loan shall bear interest at the Interest Rate in effect at the time of advance. The interest and principal on any larger Optional Deficit Loan shall be paid by the Company before the interest and principal on any smaller Optional Deficit Loan, until the outstanding principal balance of each outstanding Optional Deficit Loan is equal. Subject to the preceding sentence, all payments made on account of Optional Deficit Loans shall first be applied to reduce accrued interest, and then to reduce principal. Subject to Section 10.5, and subject to the provisions of any instrument evidencing loans to, or establishing credit facilities for the benefit of, the Company, the Company will use all available Distributable Cash to retire Optional Deficit Loans as quickly as possible and, in any event, all Optional Deficit Loans shall be paid by the Company before any distributions are made pursuant to Article X, except as provided in Section 10.5.

(d) Development Period Advances. If:

(i) the Agent gives a written notice pursuant to Section 2 of the Agreement to Contribute Capital (a “Development Period Capital Notice”) that contributions to the equity capital of the Company are required (the total amount so specified in any such notice from Agent is referred to herein as a “Development Period Capital Requirement”), and

(ii) fewer than all of the Members have contributed the required amount within the time required under the Agreement to Contribute Capital (the amount contributed by a Member in response to a Development Period Capital Notice is referred to herein as a “Development Period Advance”; the difference between the Development Period Capital Requirement specified in a Development Period Capital Notice and the aggregate amount of all Development Period Capital Advances contributed by Members is referred to herein as the “Development Period Shortfall”), then:

(x) each Member who has made a Development Period Advance (a “Contributing Member”) shall have the right, but not the obligation, to increase the amount advanced by such Member to cover all or part of the Development Period Capital Shortfall (and if each of two Contributing Members are prepared to so increase the amount of its Development Period Advance, the increased amount contributed by each such Contributing Member shall be the same, unless such Contributing Members otherwise agree in writing), and

(y) all amounts advanced by a Contributing Member (including such Contributing Member’s Deficit Period Advance and any additional amount advanced by such Member under clause (x), above) shall be treated as a loan by such Contributing Member to the Company (a “Development Period Loan”). Each Development Period Loan shall bear interest at the Development Period Loan Interest Rate in effect at the time of advance. The interest and principal on any larger Development Period Loan shall be paid by the Company before the interest and principal on any smaller Development Period Loan. Subject to the preceding sentence, all payments made on account of Development Period Loans shall be applied to reduce accrued interest, and then to reduce principal. Subject to Section 10.5, and subject to the provisions of any instrument evidencing loans to, or establishing credit facilities for the benefit of, the Company, the Company will use all available Distributable Cash to retire Development Period Loans as quickly as possible and, in any event, all Development Period Loans shall be paid by the Company before any payments are made on account of Optional Deficit Loans and before any distributions are made pursuant to Article X, except as provided in Section 10.5.

(e) Quality Compliance Improvements; Loans. The Members agree as follows with respect to improvements to the Facility that may be required in order to enable the Company to comply with the business policies referred to in Section 11.2(a) related to food and product safety (“Food Safety Policies”):

(i) If a Member (the “Initiating Member”) determines that improvements to the Facility (each, a “Quality Compliance Improvement”) are required in order to enable the Company to comply with Food Safety Policies, the Initiating Member may call a special meeting of the Governance Board, and the meeting shall proceed in accordance with Article VII hereof, except that (A) notice thereof, which notice must include (i) a statement of the purpose for which the meeting is called, and (ii) telephone numbers whereby the members of the Governance Board shall be able to participate in the special meeting by means of conference telephone, video conference or other similar communications equipment in accordance with Section 7.1(c), shall be sufficient if given not less than 24 hours in advance of the meeting, and (B) notwithstanding the provisions of Section 7.3(a), attendance of the Member Representatives representing the Initiating Member will constitute a quorum of the Governance Board at said special meeting for purposes of this Section 4.2(e).

(ii) At the special meeting, the Member Representative(s) of the Initiating Member shall consult with any other Member Representatives attending the special meeting concerning the Quality Compliance Improvement thought by the Initiating Member to be necessary, including whether the Company has available funds sufficient to accomplish the Quality Compliance Improvement.

(iii) If Member Representatives of two or more Members present at such meeting vote in favor of the Quality Compliance Improvement, such vote will be the act of the Governance Board, and the Quality Compliance Improvement shall proceed. If Member Representatives of two or more Members shall determine that additional capital contributions are necessary to enable the Company to perform the Quality Compliance Improvement, the amount required shall be deemed an Additional Required Capital Contribution Amount (as described in Section 4.2(b)(ii)), and the provisions of Sections 4.2(b) and 4.2(c) shall apply to the contribution (or loan) of said amount to the Company.

(iv) If the Member Representatives of the Initiating Member are the only Member Representatives voting to proceed with the Quality Compliance Improvement, then: (A) the Company shall proceed to perform the Quality Compliance Improvement; (B) the Initiating Member shall advance to the Company all amounts required to complete the Quality Compliance Improvement; (C) the amount advanced to the Company shall be treated as a loan by the Initiating Member to the Company (a “Quality Compliance Loan”) in an amount equal to the lesser of (x) the amount so advanced, and (y) the amount determined under Section 4.2(e)(v); and (D) each Quality Compliance Loan shall accrue interest and shall be payable on all of the same terms and conditions that apply to Optional Deficit Loans.

(v) If the Member Representatives of the Initiating Member vote to proceed with a Quality Compliance Improvement in accordance with Section 4.2(e)(iv), and if any other Member shall disagree that the Quality Compliance Improvement is required in order to enable the Company to comply with Food Safety Policies, such other Member may initiate proceedings under Article XIV for a determination whether the Quality Compliance Improvement was necessary to enable the Company to comply with Food Safety Policies. The Quality Compliance Improvement shall be performed notwithstanding any such disagreement or proceeding under Article XIV; provided, however, if any proceeding under Article XIV shall result in a determination that some or all of the disputed Quality Compliance Improvements undertaken by the Company were not necessary to enable the Company to comply with Food Safety Policies (the “Unnecessary Improvements”): (i) the amount of the advance that is treated as a loan to the Company under Section 4.2(e)(iv) shall be reduced by an amount equal to the advance attributable to the Unnecessary Improvements, (ii) the Initiating Member shall have no right to recover from the Company or any other Member (or to treat as a capital contribution in the Company) the amount advanced by the Initiating Member on account of the Unnecessary Improvements, and (iii) the Unnecessary Improvements made by the Company shall nonetheless be and remain the property of the Company.

Section 4.3 Capital Accounts.

A separate Capital Account will be maintained and adjusted for each Member in accordance with the Code and Treasury Regulations §1.704-1(b)(2)(iv). The initial balance of Cargill’s Capital Account shall be $30,000,000. The initial balance of SUGAR’s Capital Account shall be $30,000,000. The initial balance of Imperial-Savannah’s Capital Account shall be $4,000,000. The Company has the right to use and enjoy, subject to the Operation and Management Agreement, the buildings and equipment constituting a part of the Colonial Facility; under the Operation and

Maintenance Agreement, Imperial-Savannah is given the right to operate the Colonial Facility until the Operational Control Date, at which time Imperial-Savannah’s right to operate the Colonial Facility will lapse, and, accordingly, in light thereof, in light of the transfer and conveyance by Imperial-Savannah of the Imperial-Savannah Equipment (as such term is defined in the Member Contribution Agreement) to the Company and in light of the Required Imperial-Savannah Improvements to be made by Imperial-Savannah to the Colonial Facility prior to the Operational Control Date, the Imperial-Savannah Capital Account will, on the Operational Control Date, be credited with an additional $24,000,000 (and, from and after the Operational Control Date, the Company, and not Imperial-Savannah, shall be entitled to claim depreciation on account of the buildings and equipment constituting a part of the Colonial Facility; for the avoidance of doubt, Imperial-Savannah shall be entitled to claim depreciation on account of the buildings and equipment constituting a part of the Colonial Facility from the date hereof to the Operational Control Date). Upon the occurrence of the Second Closing, the Imperial-Savannah Capital Account will be credited with an additional $2,000,000. With regard to each Capital Account, the following provisions will apply:

(a) The Capital Account of each Member will be credited with:

(i)	the cash amount or Gross Asset Value of Capital Contributions made by that Member,

(ii)	the proportionate share of Net Profits of that Member,

(iii)	any items in the nature of income or gain which are specially allocated pursuant to Section 10.2 hereof, and

(iv)	the amount of any Company liabilities assumed by that Member or which are secured by any Property distributed to that Member.

(b) The Capital Account of each Member will be debited with:

(i)	the amount of cash and the Gross Asset Value of any Property distributed to that Member pursuant to any provision of this LLC Agreement,

(ii)	the proportionate share of Net Losses of that Member,

(iii)	any items in the nature of expenses or losses which are specially allocated pursuant to Section 10.2, and

(iv)	the amount of any liabilities of that Member assumed by the Company or which are secured by any Property contributed by that Member to the Company.

The Capital Account of a Member who receives a distribution of a promissory note (the maker of which is the Company and which is not readily traded on an established securities market) will not be decreased until that Member makes a taxable disposition of that note or until (and to the extent) principal payments are made on the note, all in accordance with Treasury Regulations §1.704-1(b)(2)(iv)(e)(2).

(c) In determining the amount of any liability for purposes of Sections 4.3(a) and 4.3(b) above, Code §752(c) and any other applicable provisions of the Code and the Treasury Regulations will be taken into account.

(d) In the event of a permitted Transfer of a Membership Interest in the Company, the Capital Account of the transferor will become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with Treasury Regulations §1.704-1(b)(2)(iv)(l).

(e) The manner in which Capital Accounts are to be maintained pursuant to this Section 4.3 is intended to comply with the requirements of Code §704(b) and Treasury Regulations §1.704-1(b) promulgated thereunder. In the event the Governance Board determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributions or distributed property or that are assumed by the Company or any Member), are computed in order to comply with Code §704(b) and Treasury Regulations §1.704-1(b), the Governance Board may make such modification; provided that it is not likely to have a material adverse effect on the amounts distributed to any

Member pursuant to Article XIII upon the dissolution of the Company. The Governance Board may also make: (i) any adjustments necessary or appropriate to maintain equality between the aggregate value of the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations §1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this LLC Agreement not to comply with Treasury Regulations §1.704-1(b).

(f) Except as otherwise required in this LLC Agreement, no Member will have any obligation to restore all or any portion of a deficit balance in the Capital Account of that Member.

(g) Except (x) as specifically provided in this LLC Agreement or another Operative Agreement or (y) as approved by the Governance Board, no Member is entitled to receive any interest, salary or draw:

(i)	with respect to its Capital Contributions or its Capital Account,

(ii)	for services rendered to or on behalf of the Company, or

(iii)	otherwise in its capacity as a Member.

Section 4.4 Withdrawal or Reduction of Capital Accounts.

No Member is entitled to withdraw any part of its Capital Contributions, or receive any distributions from the Company, except as provided in Articles X and XIII. No Member may receive, out of the Property of the Company, any part of its Capital Account until all other liabilities of the Company have been paid (or there has been reserved or set aside Property of the Company sufficient to pay them). A Member, irrespective of the nature of its Capital Contributions, will only have the right to receive cash in reduction of its Capital Account, at the times and to the extent determined by the Governance Board. A purchase by a Member or by an Affiliate of a Member of any Property of the Company will not reduce or be deemed to reduce the Capital Account of that Member.

Section 4.5 Loans.

(a) Non-Recourse Financing. Unless otherwise agreed by the Members, all financing obtained by the Company shall be non-recourse to the Members, without reliance by any lender on the creditworthiness of any Member. The Members shall not be required to assume any of the obligations of the Company with respect to any such financing, and (except for the Agreement to Contribute Capital) shall not be required to provide any guarantee or other assurance, credit support or enhancement, including without limitation any performance guarantee, completion guarantee or payment guarantee.

(b) No Requirement to Make Loans. No Member will be required to make loans (whether long or short-term, secured or unsecured) to the Company. However, the Governance Board may request that one or more of the Members make loans to the Company. If one or more Members (each, a “Loaning Member”) decides, in its sole discretion, to make loans to the Company, such loans shall be in such amounts, at such rates and upon such other terms and conditions as agreed to by the Governance Board and by the Loaning Member, and shall be repayable in accordance with the terms and conditions established by the Governance Board and by the Loaning Member.

Article V.

POWER AND AUTHORITY OF MEMBERS; MEETINGS OF MEMBERS

Section 5.1 Delegation of Powers and Authorities to the Governance Board.

The Members hereby agree to delegate all powers and authorities of the Members required for the management of the Company to the Governance Board; provided, however, that the powers and authorities set forth in Schedule 5.1 are reserved exclusively to the Members.

Section 5.2 Annual, Special and Telephonic Meetings.

(a) Meetings. The annual meeting of the Members will be held at such time and place as is determined by resolution of the Governance Board. The Governance Board or any Member may call a special meeting of the Members for any purpose or purposes. The Governance Board may designate any place as the place of any meeting of the Members. If no designation is made, the place of meeting will be the principal place of business of the Company.

(b) Member Participation. Members may participate in a meeting of the Members by conference telephone, videoconference or similar communications equipment if all individuals participating can hear, and be heard by, each other. Such participation will be deemed to constitute presence in-person at such meeting except where the Member attends solely for the purpose of objecting to the transaction of any business on the grounds the meeting is not lawfully called.

Section 5.3 Notice of Meeting/Waiver of Notice.

The Company must deliver written notice stating the date, time and place of the annual meeting or any special meeting and the purpose(s) for which such meeting is called. Notice, together with an agenda and any supporting material, must be delivered to each Member entitled to vote at the meeting no fewer than five (5) nor more than thirty (30) days before the date of the meeting. A written waiver of the notice, signed by an authorized representative of a Member, shall excuse the requirement to give notice to that Member. Attendance of a Member at a meeting will also constitute a waiver of notice of that Member, except where the Member attends solely for the purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

Section 5.4 Voting/Proxies/Action without Meeting.

(a) Voting. Unless otherwise expressly provided in this LLC Agreement or required by the Act, Members may vote upon any matter (whether or not they have an economic interest) and their vote will be counted in the determination of whether the particular matter is approved by the Members. Except as otherwise provided in this LLC Agreement, each Member shall be entitled to one vote. All decisions of the Members must be unanimous.

(b) Proxies. Proxies must be in writing and signed by a duly authorized representative of the Member. A proxy must be filed with the Company before or at the time of the meeting to be valid. A facsimile, e-mail or similar transmission from the Member will be treated as an execution in writing for purposes of this Section 5.4(b). Any proxy shall be revocable.

(c) Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting, without prior notice and without vote if the action is evidenced by one or more written consents, describing the action to be taken, signed by all Members. Action taken under this Section 5.4(c) is effective when all of the Members have signed the consent, unless the consent specifies a different effective date.

Section 5.5 Member Fiduciary Obligations.

(a) Discretion of Each Member. Each Member shall be entitled to vote, or refrain from voting, in its sole and absolute discretion, considering its own interests, whether or not such interests are consistent with the interests of the Company, any other Member or the Members as a whole.

(b) Other Business Activities. Each Member (and such Member’s Affiliates) may have business interests and engage in business activities in addition to those relating to the Company (including, without limitation, business interests and activities in direct competition with the Company). Neither the Company nor any Member will have any rights by virtue of this LLC Agreement or the relationship contemplated herein in any permitted business interest or activity of another Member. Each Member and the Company waive any and all claims it may have against any Member for conducting the business activities permitted above.

Section 5.6 Limitation on Authority.

Except as otherwise provided in this LLC Agreement, or in one or more of the Operative Agreements, or otherwise resolved by the Governance Board, no Member and no Member Representative may:

(a) act as an agent for or on behalf of the Company or another Member or have any authority to act for, or to assume any obligations or responsibilities or make any expenditures on behalf of, the Company or another Member; or

(b) take part in the day to day management, operation or control of the Company.

Article VI.

MANAGEMENT RIGHTS, DUTIES AND POWERS OF THE GOVERNANCE BOARD

Section 6.1 Powers and Authority of Governance Board.

Except for the powers and authority exclusively reserved to the Members pursuant to Article V, the powers and authority reserved to any two Members’ Member Representatives pursuant to Section 6.5, and the powers and authority delegated to the Officers in accordance with Article VIII or by resolution of the Governance Board, the Company will be directed solely and exclusively by the Governance Board. For clarity, any powers and authority not expressly reserved to the Members or Member Representatives or delegated to the Officers will reside exclusively with the Governance Board.

Section 6.2 Makeup of Governance Board/Member Representative Qualifications.

(a) Number/Initial Member Representatives. The Governance Board will be comprised of six (6) Member Representatives; two (2) Member Representatives appointed by each of the Members. The initial Member Representatives will be the individuals identified in Schedule 6.2. If one Member shall acquire the Membership Interest of another Member in accordance with the provisions of this Agreement then, in addition to the two (2) Member Representatives such acquiring Member has the right to appoint, such acquiring Member shall also be entitled to appoint two (2) additional Member Representatives in respect of the Membership Interest so acquired. If two (2) Members shall acquire one half of the interest of the third Member in accordance with the provisions of this Agreement then, in addition to the two (2) Member Representatives each such acquiring Member has the right to appoint, each such acquiring Member shall be entitled to appoint one additional Member Representative in respect of the one-half Membership Interest so acquired.

(b) Chairperson. The responsibility for naming a chairperson of the Governance Board (the “Chairperson”), who will hold the position for a period of two years, will rotate among Imperial-Savannah, SUGAR, and Cargill. The first Chairperson shall be chosen by lot as between a nominee to be selected by each Member. The second Chairperson shall be chosen by lot as between a nominee to be selected by each of the two Members whose previous nominee was not selected as the first Chairperson. The third Chairperson shall be chosen by the Member whose previous nominees were not selected as the first or the second Chairperson. The selection of subsequent Chairpersons shall rotate among the Members in the same order as established by the above-described process. The Chairperson’s responsibilities will be limited to organizing meetings of the Members and the Governance Board and preparing the agenda for each such meeting. The Chairperson will not have a tie-breaker vote.

(c) Qualifications. No Member Representative may be an officer or employee (including a seconded employee) of the Company.

(d) No Authority to Act. No Member Representative may act as an agent of the Company or any Member (other than the Member that appointed such Member Representative) or have the authority to act for or to assume any obligations or responsibilities on behalf of the Company except as may be expressly approved by the Governance Board.

Section 6.3 Appointment and Tenure of Member Representatives.

(a) Vacancy. Each Member is entitled to fill any vacancy resulting from the removal, resignation or death of any Member Representative appointed by that Member pursuant to Section 6.2; provided that, such new Member Representative may not be a person who was previously removed as a Member Representative for Cause. Each Member Representative will hold office until the earlier of the appointment of a successor or the death, resignation or removal of that Member Representative. Each Member must give written notice to the Company and to the other Members of each new Member Representative appointed.

(b) Removal. Except as provided below, a Member Representative may be removed at any time (with or without Cause), by, but only by, the Member who appointed that Member Representative. A Member Representative may be removed at any time for Cause upon a determination by the Governance Board that one of the elements in the definition of Cause has been satisfied. A Member must give written notice to the Company and to the other Members of each Member Representative removed. The removal of any Member Representative will take effect upon the receipt of that notice by the Company, or at such later time as may be specified in the notice. If a Member ceases to be a Member, then all Member Representatives appointed by that Member will be automatically removed, without any action of the Members or the Governance Board, as of the date the Member ceases to be a Member. For purposes of this Agreement, “Cause” shall mean any of the following, (i) a Member Representative’s conviction of any felony or of any crime or offense involving fraud, dishonesty or moral turpitude; (ii) a Member Representative’s breach of any of his or her duties to the Company or any Member as determined by a judgment of a court of competent jurisdiction; (iii) a Member Representative’s making of a willful misrepresentation or omission, which breach or misrepresentation or omission has had a material adverse effect on the Company’s business, taken as a whole; (iv) a Member Representative’s material breach of any confidentiality agreement with the Company; or (v) an adjudication by a court of competent jurisdiction that a Member Representative is mentally incompetent, which mental incompetency directly affects his or her ability to serve on the Governance Board. If the Governance Board shall determine either element (iii) or (iv) in the definition of Cause has been satisfied as to a Member Representative and the Member who appointed such Member Representative disputes that such element has been satisfied, the Member Representative in question shall be provisionally removed, the matter shall be determined by arbitration in accordance with the provisions of Section 14.4 and, pending such determination, the Member who appointed the Member Representative in question may appoint a new Member Representative.

(c) Resignation. Any Member Representative may resign at any time by giving written notice to the Company and to the Members. The resignation of any Member Representative will take effect upon receipt of that notice by the Company or at such later time as is specified in the notice. Acceptance of the resignation is not necessary to make such resignation effective.

(d) Professional Advisors. Each Member Representative may invite professional advisors and consultants to attend meetings of the Governance Board, provided that such advisors and consultants are reasonably acceptable to each of the other Member Representatives, and provided further that a Member Representative may cause such advisors and consultants to be excluded from any portion of any meeting of the Governance Board. All such professional advisors and consultants shall, as a condition to attending such meetings, be required to execute confidentiality agreements in form and substance acceptable to the Governance Board.

Section 6.4 Certain Powers Reserved to the Governance Board.

(a) In General. The Governance Board has the power to delegate to one or more Officers the powers and authority necessary for the day to day operation of the business of the Company; provided, however, that the powers and authorities set forth in Schedule 6.4 may not be delegated and are reserved exclusively to the Governance Board. Whenever in this Agreement any matter described on Schedule 6.4 is made subject to the decision, determination, approval or resolution of the Governance Board, such decision, determination, approval, or resolution shall require:

(i)	the unanimous vote of the Governance Board, to the extent such matter is described in Part I of Schedule 6.4 hereto, and

(ii)	a majority vote of the Governance Board, to the extent such matter is described in Part II of Schedule 6.4 hereto, and

(iii)	a majority vote of the Governance Board, if such matter is described on neither Part I nor Part II of Schedule 6.4 hereto,

subject, in all events, to the provisions of Sections 4.2(e) and 6.5 hereof. Without limiting the foregoing, from time to time the Governance Board may discuss opportunities for greater cooperation between the Members in the area of new value-added opportunities in sugar and sugar by-products related to the Company’s production.

(b) After Termination of Bulk Sugar Supply Agreement. Under the terms of the Bulk Sugar Supply Agreement, Imperial-Savannah has the right to give a termination notice, resulting in an early termination of the Bulk Sugar Supply Agreement, on and subject to the terms of the Bulk Sugar Supply Agreement. If Imperial-Savannah delivers such a termination notice then, notwithstanding the provisions of Section 6.4(a)(i), the approval of the Member Representatives of Imperial-Savannah shall no longer be required:

(i)	to approve bad debt and credit policies, or changes to bad debt or credit policies, under Schedule 6.4, Part I, clauses (xix) and (xxvi);

(ii)	to approve any expansion of the Business Purpose of the Company under Schedule 6.4, Part I, clause (xxviii), authorizing the Company to pursue business opportunities in small packaging or specialty sugars; and

(iii)

to approve any borrowing or loan under Schedule 6.4, Part I, clause (xxii), provided such borrowing or loan (A) is incurred in connection with or to facilitate an activity described in Section 6.4(b)(ii), above, and (B) is obtained from a lender that is not a Related Party Lender. For purposes hereof, a “Related Party Lender” is a Member or an Affiliate of a Member, not including a Member or an Affiliate of a Member that holds a minority position (whether as a participant or otherwise) in a credit facility or lending group.

Section 6.5 Decisions Reserved to any Two Members’ Member Representatives

Notwithstanding anything to the contrary in this LLC Agreement:

(a) A decision

(i) to exercise or enforce any rights of the Company against Imperial-Savannah or any of its Affiliates (including the institution and conduct of mediation, arbitration, or litigation proceedings and the right to select any Company-appointed arbitrator), or

(ii) to make any election or decision of the Company under any agreement entered into pursuant to Section 2.1(c) of the Member Contribution Agreement pursuant to which Imperial-Savannah agrees to make improvements and other upgrades to the Colonial Facility, may be made by a majority vote of the Cargill-appointed and SUGAR-appointed Member Representatives on behalf of the Company without the consent of the Imperial-Savannah-appointed Member Representatives; provided, that the Imperial-Savannah-appointed Member Representatives shall be given notice of, and shall be entitled to attend, any meeting where such decisions are made.

(b) A decision to exercise or enforce any rights of the Company against Cargill or any of its Affiliates (including the institution and conduct of mediation, arbitration, or litigation proceedings and the right to select any Company-appointed arbitrator) may be made by a majority vote of the Imperial-Savannah-appointed and SUGAR-appointed Member Representatives on behalf of the Company without the consent of the Cargill-appointed Member Representatives; provided, that the Cargill-appointed Member Representatives shall be given notice of, and shall be entitled to attend, any meeting where such decisions are made.

(c) A decision to exercise or enforce any rights of the Company against SUGAR or any of its Affiliates (including the institution or conduct of litigation, mediation or arbitration proceeding and the right to select any Company-appointed arbitrator) may be made by a majority vote of the Imperial-Savannah-appointed and Cargill-appointed Member Representatives on behalf of the Company without the consent of the SUGAR-appointed Member Representatives; provided, that the SUGAR-appointed Member Representatives shall be given notice of, and shall be entitled to attend, any meeting where such decisions are made.

Section 6.6 Board Committees.

The Governance Board may, by resolution, (a) establish committees of the Governance Board; (b) define the roles, responsibilities and authorities of those committees; and (c) except for the matters described in Schedule 6.4, delegate its decision-making authority on any matter to one or more of the committees of the Governance Board. Unless otherwise directed by the Governance Board, the membership of each such committee shall consist of one (1) Member Representative appointed by each Member; provided that each Member shall have equal representation on such committee. The Governance Board shall approve each such appointment.

Section 6.7 Marketing Council.

(a) Establishment; Purpose. The Members hereby establish the Marketing Council to discuss and attempt to resolve the specific matters identified in this Agreement or the Marketing Agreement, and to make all decisions and determinations delegated to the Marketing Council under the Marketing Agreement.

(b) Representatives. Each Member shall be entitled to appoint one representative to the Marketing Council, and to replace such representative from time to time. Subject to Section 6.7(c), each representative to the Marketing Council may invite professional advisors and consultants to attend meetings of the Marketing Council.

(c) Limitations on use of Information. Imperial-Savannah agrees that its Marketing Council representative shall (i) use information about the Company’s business activities, including information relating to future prices, marketing plans and ongoing or proposed customer negotiations, only in connection with his or her role as Imperial-Savannah’s Marketing Council representative, in order to oversee and protect Imperial-Savannah’s investment in the Company, and shall neither use such information nor share such information with employees of Imperial-Savannah or its Affiliates such that the information is used, in any manner in the management or conduct of the competing activities or businesses of Imperial-Savannah, which shall be run on an independent basis; (ii) not have separate responsibility for marketing or pricing of products sold by Imperial-Savannah or its Affiliates; and (iii) not provide LSR or Cargill with information about the prices, output, customers, marketing plans, or any other competitively sensitive information of Imperial-Savannah or its Affiliates.

(d) Meetings. Meetings shall be noticed, held, and conducted in the same manner as meetings of the Governance Board pursuant to Sections 7.1 and 7.2 except as otherwise set forth in this Section.

(e) Quorum/Voting.

(i) Attendance of one Marketing Council representative representing each Member will constitute a quorum for the transaction of business at any meeting of the Marketing Council except as otherwise provided in this Section 6.7. If a quorum is not present at any meeting of the Marketing Council, then any representative of the Marketing Council may adjourn the meeting for a period not less than 72 hours and not to exceed 60 days, from time to time, until a quorum is present, and promptly following any such adjournment, said representative of the Marketing Council will give written notice to the other representatives of the Marketing Council of the place, date and time of the rescheduled meeting; provided, however, if a quorum is still not present after two such adjournments, and if one Marketing Council representative representing each of the same two (2) Members were present at the meeting as originally noticed and adjourned, then, at the third such adjourned meeting, subject to the provisions of Section 6.7(e)(ii), below, attendance of at least one Marketing Council representative representing said two (2) Members will constitute a quorum for the transaction of business at said meeting of the Marketing Council (A) for purposes of making any decision which does not under the terms of this Agreement require the unanimous vote of the Marketing Council, so long as (B) the representatives of the Marketing Council present are in unanimous agreement with respect to the decision described in the immediately preceding clause (A).

(ii) All decisions of the Marketing Council shall be by majority vote, except that:

(A) A decision by the Marketing Council to modify the Marketing Plan pursuant to the Marketing Agreement shall require the approval of the Marketing Council representative appointed by Cargill.

(B) A decision by the Marketing Council to direct Cargill to use commercially reasonable efforts to sell Sugar pursuant to Section 4.2(b) of the Marketing Agreement, to enter into any “long term sales agreement” pursuant to Section 9.2 of the Marketing Agreement, to enter into a customer contract exceeding 10% of the capacity of the Facility pursuant to Section 9.2 of the Marketing Agreement, or to approve the number of rail cars to be procured by LSR pursuant to Section 6.1 of the Marketing Agreement shall, in each case, require the approval of the Marketing Council Representative appointed by SUGAR.

(f) Compensation. The Company will pay no compensation to any Marketing Council representatives other than reimbursement to such representatives for their reasonable out of pocket expenses incurred in the performance of those duties and responsibilities as representatives of the Marketing Council.

(g) Disclosure of Interest. The provisions of Section 7.5 hereof governing Member Representatives shall apply with equal force to representatives serving on the Marketing Council.

Section 6.8 Procurement Team

(a) Establishment; Purpose. The Members hereby establish the Procurement Team to manage and make decisions with respect to the initial construction of the Facility as described on Schedule 6.8, subject to the limitations set forth on Schedule 6.8.

(b) Representatives. Each Member shall be entitled to appoint one representative to the Procurement Team, and to replace such representative from time to time. In addition, the general manager of the Company and plant manager of the Company shall be members of the Procurement Team. Each representative to the Procurement Team may invite professional advisors and consultants to attend meetings of the Procurement Team.

(c) Meetings. Meetings of the Procurement Team shall be noticed, held, and conducted in the same manner as meetings of the Governance Board pursuant to Sections 7.1 and 7.2 except as otherwise set forth in this Section.

(d) Quorum/Voting.

(i) Attendance of any three (3) members of the Procurement Team will constitute a quorum for the transaction of business at any meeting of the Procurement Team except as otherwise provided in this Section 6.8. If a quorum is not present at any meeting of the Procurement Team, then any member of the Procurement Team may adjourn the meeting for a period not less than 24 hours and not to exceed 60 days, from time to time, until a quorum is present, and promptly following any such adjournment, said member of the Procurement Team will give written notice to the other members of the Procurement Team of the place, date and time of the rescheduled meeting.

(ii) All decisions of the Procurement Team shall be by majority vote provided, however, that no decision of the Procurement Team shall be final, binding, or effective unless at least two members of the Procurement Team other than the general manager of the Company and the plant manager of the Company shall concur in such decision.

(e) Compensation. The Company will pay no compensation to any Procurement Team members other than reimbursement to such representatives for their reasonable out of pocket expenses incurred in the performance of those duties and responsibilities as representatives of the Procurement Team.

(f) Disclosure of Interest. The provisions of Section 7.5 hereof governing Member Representatives shall apply with equal force to members serving on the Procurement Team.

Article VII.

MEETINGS OF THE GOVERNANCE BOARD

Section 7.1 Regular, Special and Telephonic Meetings.

(a) Regular Meetings. Meetings of the Governance Board will be held at least four (4) times a year (unless the Governance Board decides otherwise) at such times and places as determined by the Chairperson. If no designation is made, the place of the meeting will be the principal place of business of the Company.

(b) Special Meetings. Special meetings of the Governance Board may be held at any time and place upon the request of any Member Representative.

(c) Telephonic Meetings. Member Representatives may participate in any meeting of the Governance Board by means of conference telephone, videoconference or similar communications equipment if individuals participating can hear, and be heard by, each other. Such participation will be deemed to constitute presence in person at such meeting except when the Member Representative attends solely for the purpose of objecting to the transaction of any business on the grounds the meeting was not lawfully called.

Section 7.2 Meetings/Waiver of Notice.

(a) Regular Meeting. Written notice thereof together with an agenda and any supporting materials will be provided to each Member Representative not less than ten (10) and no more than sixty (60) days before the date of each regular meeting.

(b) Special Meeting. Reasonable oral notice (including by telephone) or written notice (including by facsimile transmission) thereof, together with the purpose for which the meeting is called, will be given by the Member Representative(s) calling a special meeting, not later than seventy-two (72) hours before such special meeting.

(c) Waiver of Notice. When any notice is required to be given to Member Representatives, a written waiver of notice signed by a Member Representative will excuse the requirement to give notice to that Member Representative. Attendance of a Member Representative at a meeting will also constitute a waiver of notice by such Member Representative except when the Member Representative attends solely for the purpose of objecting to transaction of any business on the grounds the meeting is not lawfully called or convened.

(d) Action Without Meeting. Any action required or permitted to be taken at any meeting of the Governance Board may be taken without a meeting, without prior notice and without vote if the action is evidenced by one or more written consents describing the action to be taken, signed by all Member Representatives. Action taken pursuant to this Section 7.2(d) is effective when all Member Representatives have signed the consent, unless such consent specifies a different effective date.

(e) Company Minutes. The decisions and resolutions of the Governance Board and the Members shall be reported in minutes which shall record the date, time and place of the meeting (or the effective date of the result of such voting) or written consent in lieu of a meeting. All minutes shall be kept in the Company’s minute books with copies provided to each Member. Such minutes shall be subject to the Confidentiality Obligations. An employee of the Company to be designated by the Member Representatives shall be responsible for taking minutes at all meetings of the Governance Board.

Section 7.3 Quorum/Voting.

(a) Quorum. Attendance of at least one Member Representative representing each Member will constitute a quorum for the transaction of business at any meeting of the Governance Board, except as otherwise provided in this Section 7.3, and except as otherwise provided in Section 4.2(e)(i). If a quorum is not present at any meeting of the Governance Board, then any Member Representative present may adjourn the meeting for a period not less than 72 hours and not to exceed sixty (60) days, from time to time, until a quorum is present, and promptly following any such adjournment, said Member Representative will give written notice to the other Member Representatives of the place, date and time of the rescheduled meeting; provided, however, if a quorum is still not present after two such adjournments, and if at least one Member Representative representing each of the same two (2) Members were present at the meeting as originally noticed and adjourned, then, at the third such adjourned meeting, the attendance of at least one Member Representative from said two (2) Members will constitute a quorum for the transaction of business at said meeting of the Governance Board (i) for purposes of making any decision previously noticed in accordance with Section 7.2(a) or 7.2(b) which does not under the terms of this Agreement require the unanimous vote of the Governance Board, so long as (ii) the Member Representatives present are in unanimous agreement with respect to the decision described in the immediately preceding clause (i). Subject to the proviso in the immediately preceding sentence, at an adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting originally noticed.

(b) Voting. If a quorum is present, then the majority vote of all of the Member Representatives present will be the act of the Governance Board, except for (i) those decisions which under the terms of this Agreement require the unanimous vote of the Governance Board, (ii) those decisions, described in clause (ii) of Section 7.3(a), which require the unanimous agreement of the Member Representatives present at a meeting, and (iii) those decisions which may be made by the Member Representatives of the Initiating Member in accordance with Section 4.2(e)(iv). Each Member Representative will be entitled to one vote; provided, however, that if fewer than all of the Member Representatives of a Member are present, those Member Representatives who are present shall be entitled to vote on behalf of the Member Representatives of such Member who are not present.

Section 7.4 Compensation.

The Company will pay no compensation to any Member Representative other than reimbursement to Member Representatives for their reasonable out-of-pocket expenses incurred in performance of their duties and responsibilities to the Company.

Section 7.5 Disclosures of Interest.

(a) Disclosure of Interest. All Member Representatives will, upon appointment and annually thereafter, provide to the Company and each Member, a notice of all Entities of which they are employees, officers, directors or managers or in which they are otherwise interested, together with a brief description of such interest (but it shall not be necessary for any Member Representative to disclose or describe interests in any publicly traded Entity (other than direct interests in any Prohibited Party) that are directly or indirectly owned by such Member Representative).

(b) Time and Effort. Member Representatives shall not be required to devote their full time and efforts to the Company, but only so much of their time and efforts as is reasonably necessary to perform their duties and responsibilities to the Company.

Article VIII.

OFFICERS/SENIOR MANAGER

Section 8.1 Designation and Qualifications of Officers and the Senior Manager.

The Officers of the Company will consist of a general manager (who will serve as the President and Chief Executive Officer of the Company) and a controller (who will serve as the Treasurer and Chief Financial Officer of the Company). The initial general manager of the Company will be nominated by Cargill and will, subject to approval of the Governance Board, provide services to the Company on a contract basis pursuant to the Seconding Agreement. The initial general manager will serve until the Final Completion Date. If the Governance Board dismisses the initial general manager prior to the Final Completion Date, Cargill will nominate another general manager who will, subject to approval of the Governance Board, provide services to the Company until the Final Completion Date. At the Final Completion Date, the Governance Board will select and hire a general manager, which individual may or may not be the same as the initial general manager. In addition, so long as Cargill bears a disproportionate (relative to the other Members) Credit Exposure with respect to Gulf Opportunity Zone Bonds, Cargill shall nominate and, subject to approval by the Governance Board, the Company will appoint and hire a controller for the Company. If the Governance Board dismisses the controller during the period that Cargill has the right to nominate the controller, Cargill will nominate another controller who, upon approval by the Governance Board, will be appointed and hired by the Company. The appointment and hiring of the plant manager (the “Senior Manager”) of the Company shall also be approved by the Governance

Board. All other hiring may be made by the general manager of the Company from time to time, unless otherwise restricted by the Governance Board, and provided further that the Governance Board shall be required to approve all employment contracts.

Section 8.2 Duties and Authority of Officers.

The duties and authorities of the Officers and the Senior Manager are as set forth in Section 9.2(a) and Schedule 8.2. For the avoidance of doubt, the Officers and the Senior Manager are officers of the Company and owe fiduciary duties to the Company (i.e., such officers shall perform their duties in a manner reasonably believed to be in the best interests of the Company as opposed to the best interests of any Member). The Governance Board may modify such duties and authorities from time to time.

Section 8.3 Tenure of Officers and Senior Manager.

(a) Tenure. Unless otherwise specified by the Governance Board at the time of appointment, each Officer and the Senior Manager will hold office until the earlier of the appointment of a successor, or the resignation, death or removal of that Officer or the Senior Manager.

(b) Removal. The Governance Board may remove any Officer or the Senior Manager at any time, with or without cause; provided, however, that nothing contained herein shall limit any rights of any Officer or the Senior Manager under any employment agreement which such Officer or the Senior Manager may have entered into with the Company.

(c) Resignation. Any Officer or the Senior Manager may resign at any time by giving written notice to the Governance Board and the general manager of the Company. A resignation will take effect upon receipt by the Governance Board and the general manager of the Company of that notice or at such later time as is specified in the notice. Acceptance of the resignation is not necessary to make it effective.

(d) Vacancies. The Governance Board will fill a vacancy, however created, in any Officer or Senior Manager position, unless such Officer or Senior Manager position has been eliminated by the Governance Board. The general manager of the Company may make recommendations to the Governance Board of individuals to fill such vacancies.

Section 8.4 Disclosure of Interest.

All Officers and the Senior Manager will, upon appointment and annually thereafter, provide to each Member notice of all Entities of which they are employees, officers, directors or managers or in which they are otherwise interested, together with a brief description of such interest (but it shall not be necessary for any Officer or Senior Manager to disclose or describe interests in any publicly traded Entity (other than direct interests in any Prohibited Party) that are directly or indirectly owned by such Officer or Senior Manager).

Article IX.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION

Section 9.1 Limitation of Liability.

Except as expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be liable for any such debts, obligations or liabilities. Each Member may take into account its own interests in making decisions with respect to the Company, and will not be liable if any such decisions are not in the best interests of the Company, unless such decision constituted fraud or willful misconduct. No Member will be liable for any Damages to another by virtue of this LLC Agreement, except to the extent (i) caused by the Member’s breach of the LLC Agreement or (ii) such liability arises under this Article IX.

Section 9.2 Responsibility of Member Representatives and Officers; Limitation of Liability.

(a) Standard of Care. Except as otherwise provided in this Section 9.2 or in Section 9.3, Member Representatives, Officers and members of the Procurement Team and the Marketing Council will perform their duties in good faith and to the best of their abilities in a manner reasonably believed to be in the best interests of the Company, and with such care as an ordinarily prudent person, in a like position, would use under similar circumstances. Notwithstanding the foregoing, Member Representatives may take into account the interests of the Member which appointed such Member Representative in making decisions or otherwise acting on behalf of the Company and will not be liable if any such decisions or actions are not in the best interests of the Company, unless such decision or action constituted fraud or willful misconduct.

(b) Good Faith Reliance. A Member Representative will, in the performance of his/her duties, be fully protected in relying, in good faith, on (i) the records or books of account of the Company; (ii) reports made to the Company by advisors selected with reasonable care by the Governance Board; (iii) information supplied to such Member Representative by the Officers, any independent certified public accountant or an appraiser or other expert selected with reasonable care by the Governance Board; or (iv) the advice of legal counsel for the Company. The above are only examples of when a Member Representative may be deemed to have met the applicable standard of conduct set forth in this Section 9.2 and does not constitute an exclusive list.

(c) No Guarantee. A Member Representative in no way guarantees the return of the Capital Contributions of a Member or a profit for the Members from the operations of the Company.

(d) Liability. A Member Representative will not be liable to the Company or to any Member for any Damages incurred by the Company or any Member, except to the extent such Damages directly result from acts or omissions that (i) constitute a failure of such Member Representative to act in accordance with the standard of conduct set forth in this Section 9.2; or (ii) are outside the scope and authority of that Member Representative, in which case, the Member Representative and the Member that appointed such Member Representative will be liable for, and will indemnify, defend, and hold harmless the Company, the other Members and their appointed Member Representatives from any Damages suffered by the Company, the other Members and their appointed Member Representatives.

Section 9.3 No Exclusive Duty.

Member Representatives will not be required to manage the Company as their sole and exclusive function. Member Representatives may have other business interests and engage in other investments or activities in addition to those relating to the Company. The Company will not have any right, by virtue of this LLC Agreement, to share or participate in such permitted business interests, investments or activities of a Member Representative, or to the income or proceeds derived therefrom. No Member Representative will incur liability to the Company or to any Member solely by reason of engaging in any such permitted business, investment or activity.

Section 9.4 Company Indemnification and Insurance.

(a) Indemnification. Except for acts or omissions of a Member Representative or an Officer outside the scope of authority of such Member Representative or Officer, or failing to meet or the standard of care set forth in Section 9.2, the Company will indemnify, to the fullest extent permitted by Law and the Act, any current or former Member Representative or Officer who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or for the right of the Company), by reason of the fact that such person:

(i)	is or was a Member Representative or Officer; or

(ii)	is or was serving at the request of the Company as a member, member representative, director, officer, employee or agent of another Entity in which the Company directly or indirectly has an interest from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Member Representative or Officer in connection with that action, suit or proceeding; provided that such Member Representative or Officer acted in accordance with the standards set forth in Section 9.2, and with respect to any criminal action or proceeding, such Member Representative or Officer had no reasonable cause to believe his or her conduct was unlawful, except that no indemnification will be made in respect of any claim, issue or matter as to which such Member Representative or Officer has been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, that Member Representative or Officer is fairly and reasonably entitled to indemnity for such expenses which the court will deem proper.

(b) No Presumption. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that a Member Representative or Officer did not act in accordance with the standards set forth in this LLC Agreement.

(c) Standard of Conduct. Any indemnification under this Section 9.4 (unless ordered by a court) will be made by the Company only as authorized in the specific case upon a determination by the Governance Board or pursuant to the arbitration provisions of this Agreement that indemnification of the Member Representative or Officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this LLC Agreement. However, if a Member Representative or Officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding brought by or in the right of the Company, or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case.

(d) Expenses. Expenses actually and reasonably incurred by any current or former Member Representative or Officer in defending or investigating a civil or criminal threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member Representative or Officer to repay such amount if it ultimately is determined that the Member Representative or Officer is not entitled to be indemnified by the Company as provided in this Section 9.4.

(e) Insurance. The Company shall purchase and maintain insurance, in such amount as set forth in Schedule 11.2(c) or otherwise determined by the Governance Board, on behalf of any individual who is or was (i) a Member Representative or Officer of the Company, or (ii) serving at the request of the Company as a member, member representative, director, officer, employee or agent of another Entity in which the Company directly or indirectly has an interest against any liability asserted against and incurred by such individual in any of these capacities, whether or not the Company would have the obligation to indemnify such individual under this LLC Agreement.

(f) Continuation. The indemnification and advancement of expenses provided by, or granted pursuant to, this LLC Agreement will, unless otherwise restricted when authorized or ratified, (i) continue as to an individual who has ceased to be a Member Representative or Officer and (ii) inure to the benefit of the heirs, executors and administrators of such individual.

(g) Effect of Modification. Any repeal, amendment or modification of this Article IX will not affect any rights or obligations then existing between the Company and individuals entitled to the benefits of this Article IX with respect to any prior acts or omissions to act or any events or circumstances then existing whether or not any action, suit or proceeding is then pending or subsequently brought.

(h) Other Employees and Agents. The Company may, but shall have no obligation to, to the extent authorized from time to time by the Governance Board and permitted by the Act, provide rights to indemnification and to the advancement of expenses to other employees and agents of the Company similar to those conferred to Member Representatives and Officers in this LLC Agreement.

(i) Delaware Law. Notwithstanding the foregoing, the Governance Board shall have the power to indemnify Member Representatives and Officers to the maximum extent permitted by the Act.

Article X.

ALLOCATIONS AND DISTRIBUTIONS

Section 10.1 Allocations of Net Profits and Net Losses from Operations.

(a) Net Profits. After giving effect to the special allocations set forth in Section 10.2, the Net Profits of the Company for each Fiscal Year will be allocated to the Members in proportion to their Membership Interest Percentages.

(b) Net Losses. Subject to Section 10.2, the Net Losses of the Company for each Fiscal Year will be allocated to the Members in proportion to their Membership Interest Percentages.

Except as otherwise required by the last sentence of this Section 10.1(b), no allocations of loss, deduction, and/or expenditures described in Code §705(a)(2)(B) will be charged to the Capital Accounts of any Member if such allocation would cause such Member to have an Adjusted Deficit Capital Account. The amount of the loss, deduction, and/or Code §705(a)(2)(B) expenditure which would have caused a Member to have an Adjusted Deficit Capital Account will instead be charged to the Capital Account of any Members which would not have an Adjusted Deficit Capital Account as a result of the allocation, in proportion to their positive Capital Accounts (after giving effect to the adjustments described in the definition of Adjusted Deficit Capital Account), or, if no such Members exist, then to the Members in accordance with their Membership Interest Percentages.

Section 10.2 Special Allocations and Other Tax Matters.

(a) If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §1.704-1(b)(2)(ii)(d)(4), (5), or (6), which create or increase an Adjusted Deficit Capital Account of the Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) will be specially allocated to the Capital Account of the Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Deficit Capital Account so created as quickly as possible; provided, however, that an allocation pursuant to this Section 10.2(a) will be made only if and to the extent that such Member would have an Adjusted Deficit Capital Account after all other allocations provided for in Section 10.2 have been tentatively made as if this Section 10.2(a) were not in this LLC Agreement. It is the intent that this Section 10.2(a) be interpreted to comply with the alternate test for economic effect set forth in Treasury Regulations §1.704-1(b)(2)(ii)(d).

(b) Except as otherwise provided in Treasury Regulations §1.704-2(f), and notwithstanding any other provision of Section 10.2, if there is a net decrease in Company Minimum Gain during any Fiscal Year, then each Member will be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations §1.704-2(g). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated will be determined in accordance with Treasury Regulations §§1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i). This Section 10.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations §1.704-2(f) and will be interpreted consistently therewith.

(c) Except as otherwise provided in Treasury Regulations §1.704-2(i)(4), notwithstanding any other provision of Section 10.2, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, then each Member which has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations. §1.704-2(i)(5), will be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations §1.704-2(i)(4). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated will be determined in accordance with Treasury Regulations §§1.704-2(i)(4) and 1.704-2(g)(2). This Section 10.2(c) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations §1.704-2(i)(4) and will be interpreted consistently therewith.

(d) Any Member Nonrecourse Deductions for any Fiscal Year will be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which those Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations §1.704-2(i)(1).

(e) To the extent an adjustment to the adjusted tax basis of any Company Property pursuant to Code §734(b) or Code §743(b) is required, pursuant to Treasury

Regulations §1.704-1(b)(2)(iv)(m)(2) or §1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest in the Company, the amount of that adjustment to Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and that gain or loss will be specially allocated to the Member in accordance with its Membership Interest in the Company in the event that Treasury Regulations §1.704-1 (b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations §1.704-1(b)(2)(iv)(m)(4) applies.

(f) For purposes of determining the Net Profits and Net Losses allocable to any period, subject to the right of each of the Members to review and approve the proposed treatment of any item on a proposed tax return prepared by the Company in accordance with Section 11.8, and further subject to the other Member rights described in Section 11.8, including the right to file a notification of inconsistent position pursuant to Section 6222(b) of the Code, Net Profits and Net Losses will be determined on a daily, monthly, or other basis, as determined by the Governance Board using any permissible method under Code §706 and the Treasury Regulations thereunder. The foregoing shall not limit any Member’s right to challenge a determination of Net Profits or Net Losses made by the Tax Matters Partner to the extent such determination affects a distribution to such Member.

(g) The Members are aware of the income tax consequences of the allocations made by this Article X and, subject to Section 11.8, hereby agree to be bound by the provisions of this Article X in reporting their allocations of Company income and loss for income tax purposes.

(h) Solely for purposes of determining the proportionate share of a Member of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations §1.752-3(a)(3), each interest of a Member in the profits of the Company will be the Membership Interest Percentage of that Member.

(i) To the extent permitted by Treasury Regulations §1.704-2(h)(3), the Members will endeavor to treat distributions as having been made from the proceeds of a

Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that those distributions would cause or increase an Adjusted Deficit Capital Account for any Member.

(j) The allocations set forth in the last sentence of Section 10.1(b) and in Sections 10.2(a) – (e) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 10.2(j). Therefore, notwithstanding any other provision of this Article X (other than the Regulatory Allocations), the Governance Board shall cause the Company to make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 10.1(a) and (b) (exclusive of the second paragraph thereof).

(k) In accordance with Code §704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company (or any predecessor thereto) will, solely for tax purposes, be allocated among the Members by applying the traditional method with curative allocations described in Treasury Regulations § 1.704-3(c) so as to take account of any variation between the adjusted basis of such property to the Company (or any predecessor thereto) for federal income tax purposes and its initial Gross Asset Value.

In the event the Gross Asset Value of any Property of the Company is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to that asset will take into account any variation between the adjusted basis of that asset for Federal income tax purposes and its Gross Asset Value in the manner provided in Code §704(c) and by applying the traditional method with curative allocations described in Treasury Regulations § 1.704-3(c) .

Allocations pursuant to this Section 10.2(k) are solely for purposes of federal, state, and local taxes and will not affect, or in any way be taken into account in computing any Member’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this LLC Agreement.

Section 10.3 Distributions.

(a) Distributions. Subject to Sections 10.4 and 10.5, within thirty (30) days after the end of each fiscal quarter, the Governance Board will cause the Company to distribute all Distributable Cash to the Members. All distributions will be made to the Members in proportion to their Membership Interest Percentages.

(b) Treatment of Withholdings. All amounts withheld pursuant to the Code or any provisions of state or local tax Law from any distribution to the Members from the Company will be treated as amounts distributed to the relevant Member or Members pursuant to this Section 10.3.

Section 10.4 Limitations Upon Distributions.

Anything in this LLC Agreement to the contrary notwithstanding, no distribution will be made to a Member if:

(a) after giving effect to the distribution, the fair value of the liabilities of the Company exceeds the fair value of all assets of the Company, excluding those liabilities (i) to Members on account of their Capital Accounts, and (ii) for which the recourse of creditors is limited to specified Property of the Company;

(b) the distribution would violate the provisions of §18-607 of the Act or any other Law;

(c) the distribution would violate the provision of any instrument evidencing loans made to, or establishing credit facilities for the benefit of, the Company;

(d) any Optional Deficit Loan made pursuant to Section 4.2(c) is outstanding, except as provided in Section 10.5;

(e) any Development Period Loan made pursuant to Section 4.2(d) is outstanding, except as provided in Section 10.5;

(f) any Quality Compliance Loan made pursuant to Section 4.2(e) is outstanding, except as provided in Section 10.5; or

(g) such Member is Imperial-Savannah, and Imperial-Savannah has wrongfully failed or refused to execute and deliver all documents and deliveries required of Imperial-Savannah at the Second Closing pursuant to the Member Contribution Agreement (but any distributions withheld from Imperial-Savannah pursuant to this Section 10.4(g) shall be disbursed to Imperial-Savannah at such time all such documents and deliveries have been Finally Delivered).

Section 10.5 Repayment of Loans/Garnishment of Distributions.

(a) No distributions will be made to any Member so long as any Quality Compliance Loan made pursuant to Section 4.2(e) is outstanding, any Development Period Loan made pursuant to Section 4.2(d) is outstanding, or any Optional Deficit Loan pursuant to Section 4.2(c) is outstanding; provided, however, that, during the initial twelve month period following the date that any such Quality Compliance Loan or Development Period Loan or Optional Deficit Loan is made, if and so long as interest is paid on a current basis with respect to such Quality Compliance Loan or Development Period Loan or Optional Deficit Loan at the Interest Rate (or, if such interest rate is greater than 8% per annum, then so long as interest is being paid on a current basis at the rate of 8% per annum, with any interest accruing in excess of that rate being deferred and payable on the first anniversary of such Quality Compliance Loan or Development Period Loan or Optional Deficit Loan), then Tax Distributions may be made (to the extent of available Distributable Cash) to the Members in proportion to their Membership Interest Percentage before any additional payments are made on account of such Quality Compliance Loan or Development Period Loan or Optional Deficit Loan.

(b) If any Member fails to pay an amount due to the Company or to any other Member pursuant to Article IX, or if any Member fails to pay when due any amount due and owing to the Company under any of the Operative Agreements (after such notice and cure periods as may be available under the Operative Agreement in question and, if a dispute or controversy exists as to the amount claimed as due, after the conclusion of any arbitration or other dispute resolution procedure resolving such dispute or controversy), or if a Member Default by such Member causes Damages to the Company, any distribution to such Member will be reduced by the amount of the liability. Such amount will (i) be treated as if it was paid as a distribution to the Member owing the liability, (ii) be paid by the Company to the appropriate Member, if the liability is to a Member, or (iii) be restored to the Company, if the liability is to the Company.

Section 10.6 Restoration of Funds.

Except as otherwise provided by Law, no Member will be required to restore to the Company any funds properly distributed to it pursuant to this LLC Agreement. A Member will not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company, except as otherwise provided herein or in the other Operative Agreements.

Section 10.7 Assignees not Admitted as Substituted Partners.

Except as required by Law, an assignee of a Membership Interest or any part thereof who does not become an additional or substituted Member in accordance with Article XII, will, to the extent of the Membership Interest Percentage assigned, be entitled to such Member’s allocation of the Net Profits and Net Losses and distributions, but will have no right, until such assignee does become an additional or substituted Member pursuant to Article XII, to appoint any Member Representatives, any representative to the Marketing Council, Procurement Team, or any other appointment or delegation contemplated by this Agreement; to require any information or account of the Company’s business or transactions; to inspect the Company’s books and records; or to vote on any of the matters as to which a Member would be entitled to vote under this LLC Agreement or otherwise.

Section 10.8 Priority and Return of Capital.

Except as otherwise expressly provided in this LLC Agreement, no Member will have priority over any other Member either for the return of Capital Contributions or for Net Profits, Net Losses, or distributions. This Section and the rest of Article X will not apply to loans (as distinguished from Capital Contributions) that a Member has made to the Company in accordance with this LLC Agreement.

Article XI.

BUSINESS PLANS, BUDGETS AND OPERATIONS; BOOKS AND RECORDS;

AUDITS; TAX RETURNS AND TAX MATTERS

Section 11.1 Business Plans and Budgets.

(a) Initial Business Plan and Budget. Promptly following the execution and delivery of this LLC Agreement, the Members shall adopt the Company’s initial business plan and budget, including the Facility construction parameters, estimated construction costs and financial model.

(b) Annual Business Plan and Budget. The Company will prepare, at least sixty (60) days prior to the commencement of its second Fiscal Year and each subsequent Fiscal Year, an annual business strategic plan (including a risk management plan) and an annual budget (the “Annual Business Plan and Budget”) for the Company for such Fiscal Year. Each Annual Business Plan and Budget will describe the short term and long term strategic business plan of the Company and include budgets for the estimated capital, operating and other expenditures required in connection with, and estimated receipts from, the activities of the Company for the period covered by each Annual Business Plan and Budget. Each Annual Business Plan and Budget approved by the Governance Board will remain operative until amended by the Governance Board, or until a subsequent Annual Business Plan and Budget has been approved. If the Governance Board does not approve an Annual Business Plan and Budget for any Fiscal Year, the business of the Company will be conducted substantially in accordance with the most recently approved Annual Business Plan and Budget.

Section 11.2 Business Operations.

(a) Business Conduct Policies. A guiding principle of the Company is to construct and operate the Facility, and to operate the existing refinery at Gramercy, Louisiana, using best industry practices. Accordingly, the Company will comply with the Members’ business policies (i) related to business conduct and ethics in effect as of the date of this Agreement (in Cargill’s case, the Guiding Principles, and in Imperial-Savannah’s case, the Code of Ethics, each as set forth in Schedule 11.2(a)), and (ii) related to plant operations, employee health and safety, environment, food and product safety and intellectual property. Where a difference exists among the Members’ policies, the Company shall adopt business policies at least as stringent as the most stringent of the Members’ policies. The Company will establish a compliance program to be approved by the Governance Board. The compliance program must include, among other things, a requirement that designated employees sign an annual compliance certificate. The Members will have the right to audit (using their respective internal auditors or third party auditors) the Company’s compliance with its compliance program.

(b) Human Resources. The Members recognize that the success of the Company will depend largely on the quality of the employees that they initially make available for the Company to hire. The Members will use reasonable commercial efforts to make available for hire by the Company, Member nominees with the skills and expertise needed by the Company including technical, managerial and entrepreneurial skills and expertise. Subject to the foregoing and to the provisions of Section 8.1, the Governance Board will endeavor to balance on an ongoing basis the selection of persons for key positions equally among nominees from each of the Members.

(c) Insurance. The Company shall maintain the types and limits of insurance listed in Schedule 11.2(c) in accordance with the requirements and conditions set forth in that Schedule, unless otherwise directed by the Governance Board. The Company shall provide annually, on or before October 15th, a report of insurance coverage (including without limitation, the insurer’s name(s), each policy’s period and limits, applicable deductibles and a brief coverage commentary) to each of the Members as follows:

If to Cargill: Cargill, Incorporated, Brian Turnwall, Vice President/Global Insurance, PO Box 5612, Minneapolis, MN 55440-5612.

If to SUGAR: General Manager, Sugar Growers and Refiners, Inc., 445 E. Mills Avenue, Suite A-101, Breaux Bridge, LA 70517.

If to Imperial-Savannah: General Counsel, Imperial Sugar Company, 8016 Highway 90-A, Sugar Land, Texas 77478.

Section 11.3 Books and Records.

(a) Accurate and Complete. The Company will keep accurate and complete books and accounts showing its assets and liabilities, operations, transactions and financial condition.

(b) Books and Information. The Company will maintain, at minimum, the following books, accounts, records and other information:

(i)	A current list of the full name and last known business, residence, or mailing address of each past and present Member, Member Representative, and Officer;

(ii)	A copy of this LLC Agreement, each of the Operative Agreements and the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(iii)	Copies of the federal, state, and local income tax returns and reports of the Company and all supporting work papers, if any, for ten (10) years after the due date for filing (including extensions) the Company’s annual or short period tax returns or such longer period as reasonably requested by any Member;

(iv)

Copies of the currently effective written agreements of the Company, copies of any writings permitted or required with respect to any past, present or future obligation of a Member to contribute cash, property, or services (together with any written information regarding the description and agreed value of any such property or services), and copies of books and records of account and any financial statements of the Company for ten (10) years after the due date for filing (including extensions) the Company’s related tax returns and reports;

(v)	Copies of the financial statements and other reports referred to in Section 11.4 and all supporting work papers;

(vi)	Minutes of every meeting of the Members;

(vii)	Minutes of every meeting of the Governance Board;

(viii)	Any written consents obtained from Members or Member Representatives for actions taken by Members or the Governance Board without a meeting;

(ix)	Books and records respecting Company owned or used intellectual property;

(x)	Originals or copies of the insurance policies purchased by the Company; and

(xi)	Such other books and records as may be required to be maintained or filed by the Act or any other Law; or which a Member may reasonably request be kept by the Company.

Section 11.4 Financial Statements and Other Periodic Reports.

(a) GAAP. All financial statements will present fairly the financial position and results of operations and cash flow of the Company and will be prepared on an accrual basis in accordance with GAAP.

(b) Reports to Members. The Company will cause to be prepared and delivered to each Member:

(i)	No later than five (5) business days after the end of each fiscal quarter, (A) an unaudited balance sheet as of the end of that quarter and (B) an income statement and a statement of cash flow for that quarter and for the period from the beginning of the Fiscal Year to the end of that quarter, prepared in compliance with the requirements of Regulation S-X and Form 10-Q of the SEC, together with such other financial statements and information as may be reasonably requested by a Member, including any information required to enable a Member or any of its Affiliates to prepare quarterly and annual reports to be filed pursuant to any Law;

(ii)	No later than forty five (45) days following the end of each Fiscal Year of the Company, an audited balance sheet and income statement of the Company for that Fiscal Year in, together with such other audited financial statements as may be requested by a Member, prepared in compliance with the requirements of Regulation S-X and Form 10-K of the SEC;

(iii)	No later than October 15 of each year, executive summaries of the Company’s insurance coverage for that year. Such executive summaries shall include insurer name, policy period and limits, applicable deductions, brief coverage commentary and such other information reasonably requested by a Member; and

(iv)

Such other financial statements and reports (at those times and in the forms) as (A) any Member may reasonably request or (B) may be required to enable such Member or any of its Affiliates to prepare financial or other reports required by Law or otherwise required in connection with the operation of its business. The Company and the Members authorize the inclusion of any such financial statements of and other information regarding the Company as required to enable a Member or any of its Affiliates to prepare quarterly, annual or other reports or filings to be filed pursuant to any Law.

(c) Independent Public Accountant. The financial statements of the Company will be audited annually by PricewaterhouseCoopers LLP (or such other independent public accountants as the Governance Board may, from time to time, approve). The fact that the Company’s independent public accountants may audit the financial statements of one or more of the Members or their Affiliates will not disqualify such accounting firm from auditing the Company’s financial statements.

(d) Internal Accounting Controls. So long as any of the Members is a public reporting company and is required to do so by the applicable rules and regulations of the SEC, the Company shall maintain disclosure controls and procedures and internal control over financial reporting as required by the rules and regulations of the SEC, and shall comply with the Sarbanes-Oxley Act of 2002 and all rules and regulations of the SEC applicable to a limited liability company in which one of the members is a public reporting company. Any Member that is a public reporting company as to which the Company maintains disclosure controls and otherwise complies with the requirements of this Section 11.4(d) shall reimburse the Company for the incremental cost of such controls and compliance in excess of $25,000 per annum (and if there is more than one such Member as to which the Company maintains disclosure controls and otherwise complies with the provisions of this Section 11.4(d), then, each such Member shall share equally in the reimbursing payment made to the Company).

(e) Operating Reports. Within ten days after the end of each month, the Company will deliver to each of the Members, monthly reports generally summarizing the operations of the Company over the past month. All such reports may be in a form (including daily report formats) agreed by the Members. Each calendar quarter or in advance of each regularly scheduled Governance Board meeting, a more formal report will be provided to the Member Representatives containing such information as the Members may reasonably request.

(f) Risk Management Reports. On the last business day of each month or more frequently as available, the Company will deliver to each of the Members risk management reports which shall include such information that is reasonably necessary for the Members to be apprised of all material risks to which the Company is subject for the prior month. All such reports may be in the form typically used on a daily basis by the Governance Board in the normal ordinary course of operation of the Company.

Section 11.5 Where Maintained; Access.

(a) Where Maintained. The books, accounts and records of the Company (including without limitation those described in Sections 11.1, 11.2, 11.3, and 11.4) will, at all times, be maintained at the principal office of the Company or such other location as designated by the Governance Board. Each Member and its duly authorized representatives will, at all reasonable times, have access to and may inspect and copy (at its own cost and expense) the books, accounts and records of the Company. The Company will maintain its books, accounts and records in accordance with a record retention schedule approved by the Governance Board. Without limiting the foregoing, it is expressly agreed that each Member will have the opportunity (at its own cost and expense) to obtain a complete set of all reasonably requested documents retained by the Company in accordance with its document retention policy.

(b) Access. The Company will cooperate fully with each Member to facilitate such Member’s access to, copying of and auditing of the books, records and accounts of the Company. Further, subject to confidentiality and business visitor policies to be adopted by the Governance Board, the Company will, upon reasonable advance notice by a Member, permit one or more representatives of each Member to access the Facility from time to time.

Section 11.6 Member Audits.

In addition to the independent audit referred to in Section 11.4(c), each Member may, at its option and expense, conduct audits of the (a) books, records (including those relating to Member or Company intellectual property) and accounts of the Company, (b) information protection policies and practices of the Company and (c) other business processes of the Company. Such Member audits may be conducted on either a continuous or periodic basis or both. Such Member audits shall either be conducted by independent accountants retained by the auditing Member, or, subject to the approval of the Governance Board (which approval will not be unreasonably withheld), by employees of the auditing Member or an Affiliate of the auditing Member; provided, however, that no Governance Board approval shall be required if the auditing Member provides reasonable advance notice of such audit and such audit (i) does not unreasonably interfere with the Company’s business and operations, and (ii) is consistent with audits done by the Member on its other investments or businesses. The timing of any Member audit(s) will be subject to the approval of the Governance Board, which approval will not be unreasonably withheld. The Member conducting the audit shall provide the results of such audit to the other Members.

Section 11.7 Company Bank Accounts; Investments.

Capital Contributions, revenues and any other Company funds shall be deposited by the Company in one or more bank accounts established in the name of the Company at such financial institution(s) as may be approved by the Governance Board, or shall be invested by the Company, in accordance with parameters established by the Governance Board, in furtherance of the Business Purpose. Except as may otherwise be provided in any other Operative Agreement or approved by the Governance Board: (a) no other funds shall be deposited into Company bank accounts or commingled with Company Property and (b) funds deposited in the Company’s bank accounts may be withdrawn only to be invested in furtherance of the Company’s Business Purpose, to pay Company debts or obligations or to be distributed to the Members pursuant to this LLC Agreement.

Section 11.8 Tax Matters.

(a) The Company, pursuant to procedures approved by the Governance Board, will prepare or cause to be prepared, all federal, state, and local tax returns and statements required to be filed by the Company by Law, will submit such returns and statements to the Members for their approval prior to filing, and, when approved by the Members, will make timely filing thereof. Returns, statements and other pertinent information for a given Fiscal Year or other taxable period, will be prepared and submitted to the Members for examination no later than two months following the end of each Fiscal Year or 20 days prior to the due date for filing the related return, whichever occurs first. In addition, the Company will cause to be furnished to the Members, no later than two months following the end of each Fiscal Year, a report for that Fiscal Year setting forth all data and information regarding the business of the Company as may be necessary to enable the Company and each Member to prepare its federal, state and local tax returns.

(b) Notwithstanding any other provision of this Section 11.8, and except as otherwise required by this Agreement, tax elections, including but not limited to elections relating to depreciation, will be made by the Governance Board; provided, however, that the Members shall cause the Company to make the election set forth in Code Section 6231(a)(1)(B)(ii); and provided, further, that since the Members intend that the Company will be treated as a partnership for federal, state, local and other tax purposes (but only for federal, state, local and other tax purposes), each Member agrees that no Member, Member Representative, Officer or Tax Matters Partner will make an election to treat the Company as anything other than a partnership under Treasury Regulations §301.7701-1 through -4 without the prior written consent of all of the other Members.

(c) No Member will file, pursuant to Section 6222(b) of the Code, a notification of inconsistent position without first notifying the other Members.

(d) Cargill will be specially authorized to act as the Tax Matters Partner of the Company, and in any similar capacity under any Law. The Tax Matters Partner will take no action in that capacity (including, but not limited to, submitting any written material to any taxing authority, settling or offering to settle any controversy, filing a petition for adjustment or readjustment of a partnership item, or selecting the Company’s choice of litigation forum in a tax controversy) without the authorization or consent of the other Members, other than action that the Tax Matters Partner is required to take by Law. The Tax Matters Partner will use its good faith reasonable efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code, and the Treasury Regulations thereunder, but in doing so will incur no liability to the other Members absent bad faith or gross negligence. The other Members agree to cooperate with the Tax Matters Partner’s efforts to comply with Sections 6221 through 6233 of the Code.

(e) The Tax Matters Partner will not enter into any extension of the period of limitations for making assessments on behalf of the Company without first obtaining the written consent of the other Members.

(f) The Tax Matters Partner will take reasonable action to keep the other Members advised of the status of any audit, appeal or litigation and will supply the other Members with copies of any material written communications received from the Internal Revenue Service or other taxing authority. Each Member and its representatives will be entitled to attend and participate in any meeting or telephone conference call with the Internal Revenue Service, or other taxing authority.

(g) No Member will file, pursuant to Section 6227 of the Code, a request for an administrative adjustment with the Internal Revenue Service for Company items for any Fiscal Year without first notifying the other Members. If the non-requesting Members agree with the requested adjustment, then the Tax Matters Partner will file the request for administrative adjustment on behalf of the Company. If unanimous consent of all Members is not obtained within thirty (30) days from receipt of notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Partner, may file a request for administrative adjustment on its own behalf.

(h) Any Member intending to file a petition under Section 6226(b), 6228(b) or other Section of the Code with respect to any item or other matter involving the Company will notify the other Members of its intention and the nature of the contemplated proceeding. If any Member intends to seek review of any court decision rendered as a result of a proceeding instituted under the provisions of this Section 11.8(h), that Member must notify the other Members of its intended action.

(i) The Tax Matters Partner may not bind the other Members to a settlement agreement with the Internal Revenue Service or other taxing authority without first obtaining the other Members’ written concurrence. For purposes of this Section 11.8(i), the term “settlement agreement” includes a settlement agreement at either an administrative or judicial level. Any Member that enters into a settlement agreement with respect to any Company items (within the meaning of the term “partnership item” in Section 6231(a)(3) of the Code) will notify the other Members of that settlement agreement and its terms within ninety (90) days after the settlement.

(j) The provisions of this Section 11.8 which relate to the Fiscal Years prior to the dissolution of the Company or a Transfer of a Member’s Membership Interest in the Company will survive the dissolution of the Company or the Transfer of such Member’s Membership Interest in the Company and will remain binding on the Members for a period of time necessary to resolve all federal, state and local tax matters with the Internal Revenue Service, the United States Department of the Treasury and any other tax authority for those Fiscal Years.

Article XII.

TRANSFERS/DEADLOCKS/WITHDRAWAL/NEW MEMBERS/DEFAULT

Section 12.1 Transfer Restrictions.

(a) Except as provided in Section 12.8(b), for the period commencing on the date of this LLC Agreement and continuing until the earlier of the Final Performance Deadline or four (4) years from the Closing Date, no Member shall Transfer its Membership Interest to any Entity, unless each of the other Members (each, a “Non-Transferring Member”) consent to such Transfer in writing. Any Transfer in violation of the foregoing prohibition shall be null and void. Subsequently, each Member will have the opportunity to Transfer all, but not less than all, of its Membership Interest to any Entity if, and only if, the Member proposing to make such a Transfer (the “Transferring Member”) shall have first given a notice of a bona-fide offer (such notice, a “Refusal Opportunity Notice”) to the Non-Transferring Members setting forth the terms and conditions of such proposed Transfer, including the financial terms and conditions upon which the potential transferee is willing to effectuate the Transfer. The Transferring Member may not propose to Transfer its Membership Interest in combination with any other assets of the Transferring Member, and any attempt to do so shall be null and void. For a period of forty five (45) days after receipt of the Refusal Opportunity Notice, each of the Non-Transferring Members shall have the right, subject to the immediately succeeding paragraph, to elect to purchase one-half ( 1/2) of the Transferring Member’s Membership Interest on terms and conditions, and at a purchase price, no worse to the

Transferring Member than the terms and conditions (including the financial terms and conditions) of the proposed Transfer (i.e., each Non-Transferring Member may purchase one-half ( 1/2) of the Transferring Member’s Membership Interest for one-half ( 1/2) of the price that the potential purchaser is willing to pay to effectuate the Transfer). In such event, each Non-Transferring Member shall be severally liable to the Transferring Member for the payment of one-half ( 1/2) of the purchase price.

At the end of the forty-five (45) day period, if one of the Non-Transferring Members has elected to purchase its one-half ( 1/2) portion of the offered Membership Interest, but the other Non-Transferring Member has not elected to purchase its one-half ( 1/2) portion, then for a period of thirty (30) days the Non-Transferring Member that has so elected to purchase shall have the right to either (i) purchase 100% of the Transferring Member’s Membership Interest, which purchase shall be on terms and conditions, and at a purchase price, no worse to the Transferring Member than the terms and conditions of the proposed sale or assignment (and in which case such Non-Transferring Member shall be solely liable to the Transferring Member for payment of the purchase price); or (ii) withdraw its election to purchase, in which case the Transferring Member may, within 120 days of the date of such withdrawal, proceed with the Transfer to the potential transferee on terms and conditions, and at a purchase price, no worse to the transferee than the terms and conditions (including the financial terms and conditions) set forth in the Refusal Opportunity Notice. If the Transferring Member shall fail to conclude its Transfer to the potential transferee within the 120-day period described in the preceding sentence, the Transferring Member shall no longer have the right to proceed with the Transfer, and any attempted Transfer shall be null and void (but the Transferring Member may re-commence the process described in this Section 12.1(a) by delivering a new Refusal Opportunity Notice, whereupon the provisions of this Section 12.1(a) shall once again apply).

(b) Notwithstanding the foregoing, (i) nothing contained in this Section shall affect the right of a Member to purchase another Member’s Membership Interest pursuant to Section 3.3 and the Supply Agreement; (ii) no Transfer shall be permitted under this Article XII to the extent such Transfer would cause a partnership termination under applicable provisions of the Code and Treasury Regulations, or would otherwise have a material adverse tax consequence to the non-Transferring Member or the Company; (iii) in no event shall SUGAR Transfer its Membership Interest to a Cargill Prohibited Party or an Imperial-Savannah Prohibited Party without the prior consent of Cargill or Imperial-Savannah, as applicable; (iv) in no event shall Cargill Transfer its Membership Interest to a SUGAR Prohibited Party or an Imperial-Savannah Prohibited Party without the prior consent of SUGAR or Imperial-Savannah, as applicable; and (v) in no event shall Imperial-Savannah Transfer its Membership Interest to a Cargill Prohibited Party or a SUGAR Prohibited Party without the prior consent of Cargill or SUGAR, as applicable.

(c) The following terms shall apply in the event a Prohibited Party of a Member (such Member, for purposes of this Section 12.1(c), the “Affected Member”) acquires Control of another Member (such Member, the “Controlled Member”): (i) the Controlled Member shall promptly provide written notice to the other Members and to the Company, which notice shall include the name of the Prohibited Party, an explanation as to the nature and circumstances of the Prohibited Party’s Control of the Controlled Member, and the date upon which such Prohibited Party acquired Control of the Controlled Member (such notice, the “Prohibited Party Notice”); (ii) the Affected Member may, but shall not be required to, reserve the right to purchase the Membership Interest of the Controlled Member, by providing written notice to the Controlled Member, the other Member (for purposes of this Section 12.1(c), the “Non-Affected Member”) and the Company not later than sixty (60) days after receipt of the Prohibited Party Notice (such notice, the “Provisional Notice of Intent to Purchase”); and (iii) in the event the Affected Member provides a Provisional Notice of Intent to Purchase as described above, the Non-Affected Member shall have thirty (30) days after receipt of the Provisional Notice of Intent to Purchase to provide written notice to the Affected Member electing to reserve the right to participate in the Affected Member’s purchase of the Controlled Member’s Membership Interest (such notice, the “Provisional Election to Participate”). In such event, each of the Affected Member and the Non-Affected Member shall have the right to purchase one-half ( 1/2) of the Controlled Member’s Membership Interest pursuant to the procedure described in the next paragraph.

In the event the Non-Affected Member provides a timely Provisional Election to Participate, for a period of thirty (30) days after the date of the Affected Member’s receipt of the Provisional Election to Participate, all Members will negotiate, in good faith, in an attempt to mutually agree on a Transfer price and other terms and conditions of the Transfer from the Controlled Member to the Affected Member and the Non-Affected Member. If the Members fail to reach agreement on a Transfer price or terms during said 30-day negotiating period, any Member may (within the 30-day period following the expiration of said 30-day negotiating period) request that the Fair Market Value of the Membership Interest of the Controlled Member be determined in accordance with the procedures described in Section 14.7 of this Agreement. Within thirty (30) days after the Fair Market Value of the Membership Interest has been determined, each of the Affected Member and Non-Affected Member may, if it intends to proceed with the purchase of the Controlled Member’s Membership Interest, give written notice of such intent to the other Members and the Company (a “Notice of Intent to Purchase”). If both the Affected Member and the Non-Affected Member shall timely give a Notice of Intent to Purchase, then the Controlling Member’s Membership Interest shall be divided and sold in equal one-half amounts to each of the Affected Member and the Non-Affected Member, which shall be severally liable to the Controlled Member for payment of one-half of the total price, and the closing of the Transfer of the Controlled Member’s Membership Interest to the Affected and Non-Affected Members, free and clear of all Liens, shall occur within sixty (60) days after the Fair Market Value of the Membership Interest has been determined. If only the Affected Member shall timely give a Notice of Intent to Purchase, then the closing of the Transfer of the Controlled Member’s Membership Interest to the Affected Member, free and clear of all Liens, shall occur within sixty (60) days after the Fair Market Value of the Membership Interest has been determined. If the Affected Member does not give a timely Notice of Intent to Purchase pursuant to this paragraph, then there shall be no closing or Transfer of the Controlled Member’s Membership Interest pursuant to this paragraph.

In the event the Non-Affected Member does not provide a timely Provisional Election to Participate, for a period of thirty (30) days after the expiration of the period during which the Non-Affected Member might have provided an Election to Participate, the Affected Member and the Controlled Member will negotiate, in good faith, in an attempt to mutually agree on a Transfer price and other terms and conditions of a Transfer from the Controlled Member to the Affected Member. If the Affected Member and the Controlled Member fail to reach agreement on a Transfer price or terms during said thirty (30) day negotiating period, either the Affected Member or the Controlled Member may (within the 30-day period following the expiration of said 30-day negotiating period) request that the Fair Market Value of the Membership Interest of the Controlled Member be determined in accordance with the procedures described in Section 14.7 of this Agreement. Within thirty (30) days after the Fair Market Value of the Membership Interest has been determined, the Affected Member may, if it intends to proceed with the purchase of the Controlled Member’s Membership Interest, give written notice of such intent to the Controlled Member and the Company (a “Notice of Intention to Purchase”), and the closing on the Transfer of the Controlled Member’s Membership Interest to the Affected Member, free and clear of all Liens, shall occur within sixty (60) days after the Fair Market Value has been determined. If the Affected Member does not give a timely Notice of Intent to Purchase pursuant to this paragraph, then there shall be no closing or Transfer of the Controlled Member’s Membership Interest pursuant to this paragraph.

(d) Each Member shall have the right from time to time to designate up to two Entities (each, a “Designated Entity”) in accordance with this Section 12.1(d). Each Entity designated as a Designated Entity from time to time, and each Affiliate or successor of a Designated Entity, is referred to in this Agreement as a “Prohibited Party”. Each Member shall have the right from time to time by written notice to the other Members (a “Designated Entity Notice”) to make an initial designation of Designated Entities, to remove any Designated Entity previously designated by such Member, and to replace the Designated Entity so removed with a new Entity. A copy of each Designated Entity Notice shall be sent to the Company, to be kept and maintained in accordance with Section 11.3. Any Designated Entity so identified for removal shall cease to be a Designated Entity for purposes of this Agreement, and any new Entity so designated by a Member shall become a Designated Entity for purposes of this Agreement, on the date that is 365 days after the Designated Entity Notice is given, except that any initial designation of Designated Entities made by a Member within 90 days of the date of this Agreement shall be effective immediately. No Member may, after making an initial designation of Designated Entities pursuant to this Section 12.1(d) (and disregarding such initial designation for purposes of the following clause), send more than one Designated Entity Notice in any five-year period. No Member shall have the right to name any Member, or the Affiliate of any Member, as a Designated Party under this Agreement.

(e) The definition of “Transfer” excludes, in clause (iv) of such definition, the pledge of or creation of a security interest or other encumbrance in a Membership Interest. If, however, the pledgee, secured party or holder of such encumbrance (the “Foreclosing Lender”) shall succeed to the Membership Interest so pledged, subjected to a security interest or encumbered, the other Members shall have the right to acquire the Membership Interest acquired by the Foreclosing Lender, in accordance with the following procedures (for purposes of this Section 12.1(e), the Members whose Membership Interests are not subject to such encumbrance are referred to as the “Remaining Members”): (i) the Foreclosing Lender shall promptly provide written notice to the Remaining Members and to the Company, which notice shall include the name of the Foreclosing Lender, and the date upon which such Foreclosing Lender acquired the Membership Interest (such notice, the “Foreclosing Lender Notice”); (ii) either Remaining Member (the first Remaining Member so acting, the “First Remaining Member”) may, but shall not be required to, purchase the Membership Interest acquired by the Foreclosing Lender, by providing written notice to the Foreclosing Lender, the other Remaining Member and the Company not later than sixty (60) days after receipt of the Foreclosing Lender Notice (such notice, the “Provisional Notice of Intent to Purchase Foreclosed Interest”); and (iii) the other Remaining Member (the “Second Remaining Member”) shall have thirty (30) days after receipt of the Provisional Notice of Intent to Purchase Foreclosed Interest to provide written notice to the First Remaining Member, electing to participate in the First Remaining Member’s purchase of the Foreclosing Member’s Membership Interest (such notice, the “Provisional Election to Participate in Purchase of Foreclosed Interest”). In such event, each of the Remaining Members shall have the right to purchase one-half ( 1 /2) of the Foreclosing Member’s Membership Interest pursuant to the procedure described in the next paragraph.

In the event the Second Remaining Member provides a timely Provisional Election to Participate in Purchase from Lender, for a period of thirty (30) days after the date of the First Remaining Member’s receipt from the Second Remaining Member’s Provisional Election to Participate in Purchase from Lender, both Remaining Members and the Foreclosing Lender will negotiate, in good faith, in an attempt to mutually agree on a Transfer price and other terms and conditions of the Transfer from the Foreclosing Lender to the Remaining Members. If the Remaining Members and Foreclosing Lender fail to reach agreement on a Transfer price or terms during said 30-day negotiating period, either Remaining Member may (within the 30-day period following the expiration of said 30-day negotiating period) request that the Fair Market Value of the Membership Interest acquired by the Foreclosing Lender be determined in accordance with the procedures described in Section 14.7 of this Agreement. Within thirty (30) days after the Fair Market Value of the Membership Interest has been determined, each of the First Remaining Member and the Second Remaining Member may, if it intends to proceed with the purchase of the Membership Interest acquired by the Foreclosing Lender give written notice of such intention to the Foreclosing Lender, the other Remaining Member and the Company (a “Notice of Intent to Purchase”). If each of the Remaining Members gives a timely Notice of Intent to Purchase, then the Membership Interest acquired by the Foreclosing Lender shall be divided and sold in equal one-half amounts to each of the Remaining Members, which shall be severally liable to the Foreclosing Lender for payment of one-half of the total price, and the closing of the Transfer of the Membership Interest acquired by the Foreclosing Lender to the Remaining Members, free and clear of all Liens, shall occur within sixty (60) days after the Fair Market Value of the Membership Interest has been determined. If only one Remaining Member shall give a Notice of Intent to Purchase, then the closing of the Transfer of the Membership Interest acquired by the Foreclosing Lender to the Remaining Member who gave the Notice of Intent to Purchase, free and clear of all Liens, shall occur within sixty (60) days after the Fair Market Value of the Membership Interest acquired by the Foreclosing Lender has been determined. If neither Remaining Member gives a timely Notice of Intent to Purchase pursuant to this paragraph, then there shall be no closing or Transfer of the Membership Interest acquired by the Foreclosing Lender pursuant to this paragraph.

In the event the Second Remaining Member does not provide a timely Provisional Election to Participate in Purchase from Lender, for a period of thirty (30) days after the expiration of the period during which the Second Remaining Member might have provided a Provisional Election to Participate in Purchase from Lender, the First Remaining Member and the Foreclosing Lender will negotiate, in good faith, in an attempt to mutually agree on a Transfer price and other terms and conditions of a Transfer from the Foreclosing Lender to the First Remaining Member. If the First Remaining Member and the Foreclosing Lender fail to reach agreement on a Transfer price or terms during said thirty (30) day negotiating period, the First Remaining Member may (within the 30-day period following the expiration of said 30-day negotiating period) request that the Fair Market Value of the Membership Interest acquired by the Foreclosing Lender be determined in accordance with the procedures described in Section 14.7 of this Agreement. Within thirty (30) days after the Fair Market Value of the Membership Interest has been determined, the First Remaining Member may, if it intends to proceed with the purchase of the Membership Interest acquired by the Foreclosing Lender, give written notice of such intention to the Foreclosing Lender and the Company (a “Notice of Intention to Purchase”), and the closing of the Transfer of the Membership Interest acquired by the Foreclosing Lender to the First Remaining Member, free and clear of all Liens, shall occur within sixty (60) days after the Fair Market Value has been determined. If the First Remaining Member does not give a timely Notice of Intent to Purchase pursuant to this paragraph, then there shall be no closing or Transfer of the Membership Interest acquired by the Foreclosing Lender pursuant to this paragraph.

Unless the Remaining Members consent in writing to admit the Foreclosing Lender as a full Member, the Foreclosing Lender shall have no voice in the management and operation of the Company, and the Remaining Members (and their Member Representatives on the Governance Board) will have the right to make all of the management decisions for the Company without first having to obtain the consent or approval of the Foreclosing Lender. As between the Remaining Members, unless and until the Foreclosing Lender (or successor thereto) is admitted as a full Member: (i) for purposes of Section 6.5 of this Agreement, any decision to exercise or enforce any rights of the Company against any one of the two Remaining Members may be made by the

Member Representative of the other Remaining Member; provided, that the Member Representative of the Remaining Member against which exercise or enforcement is sought shall be given notice of, and shall be entitled to attend, any meeting where such decisions are made; and (ii) except as provided in clause (i) of this sentence, the unanimous vote of the Governance Board shall be required for all matters reserved to the Governance Board, including, for the avoidance of doubt, all matters described on Part II of Schedule 6.4.

Section 12.2 Deadlock Provisions.

(a) Notification. If a Deadlock arises at any time after the completion of construction and start-up of the Facility and commencement of commercial operations at the Facility, each Member will provide notice to the other Members, within thirty (30) days after the Deadlock is reached, whether it wishes to (i) dissolve the Company, (ii) sell its Membership Interest, (iii) purchase the respective Membership Interests of the other two Members (pursuant to Section 12.2(d), (e)(ii) or (f) below), or (iv) continue the Company with another Member and purchase the Membership Interest of the third Member (pursuant to Section 12.2(e)(i) below).

(b) Dissolution. If, but only if, each Member desires to dissolve the Company, then the dissolution provisions of Article XIII will apply.

(c) Mutual Desire to Sell. If, but only if, each Member desires to sell its Membership Interest, then the Members will cooperate in good faith to sell their respective Membership Interests and the Company as a going concern to a third party Entity.

(d) Mutual Desire to Purchase All Membership Interests. If all Members desire to purchase the respective Membership Interests of the other two Members, then each of the Members will, within sixty (60) days after the date of the last notice referred to in Section 12.2(a), submit a sealed bid to the independent public accountants of the Company or such other mutually acceptable independent third party (for purposes of this Section 12.2(d), the “Independent Party”) specifying the price at which said Member is willing to purchase the Membership Interests of the other two Members for cash at closing. The Member submitting the highest timely bid, as certified by the Independent

Party within two (2) business days after the last timely bid is submitted, will have the right to purchase the Membership Interests of the other two Members. The Transfer of such Membership Interests, free and clear of all Liens, will be closed not later than thirty (30) days following the certification of the highest bid by the Independent Party.

(e) Two Members Desire to Purchase Membership Interests.

(i)	If two Members together desire to purchase the Membership Interest of the other Member and the third Member (the “Selling Member”) opts to sell its Membership Interest or dissolve the Company, then any Member may request that the Fair Market Value of the Membership Interest of the Selling Member be determined in accordance with the procedures described in Section 14.7 of this Agreement. The Transfer of the Selling Member’s Membership Interest, free and clear of all Liens, will be closed not later than thirty (30) days following the date of the Fair Market Value determination.

(ii)

If two Members each desire to purchase the respective Membership Interests of the other two Members (and the third Member opts to sell its Membership Interest or dissolve the Company), then any Member may request that the Fair Market Value of the Membership Interest of two Members be determined in accordance with the procedures described in Section 14.7 of this Agreement. Within thirty (30) days after the date of determination of the Fair Market Value of two Membership Interests, each of the two Members desiring to purchase may submit a sealed bid to the independent public accountants of the Company or such other mutually acceptable independent third party (for purposes of this Section 12.2(e), the “Independent Party”) specifying the price at which said Member is willing to purchase the Membership Interests of the other two Members for cash at closing, which bid shall not be less than the Fair Market Value of two Membership

Interests, determined as set forth above. The Member submitting the highest timely bid, as certified by the Independent Party within two (2) business days after the last timely bid is submitted, will have the right to purchase the Membership Interest of the other two Members. If no Member submits a bid at least equal to the Fair Market Value of two Membership Interests, determined as set forth above, then all Members shall be deemed to have elected to dissolve the Company or sell its Membership Interest, and the provisions of Section 12.2(g) shall apply (including the ability of any Member to elect to purchase the Membership Interests of the other two Members, in which case the provisions of Section 12.2(f) shall apply (and if two or more Members so elect to purchase, then the provisions of 12.2(d) or 12.2(e), as the case may be, shall apply)). The Transfer of such Membership Interests, free and clear of all Liens, will be closed not later than thirty (30) days following the certification of the highest bid by the Independent Party.

(f) One Member Desires to Purchase. If one Member desires to purchase the Membership Interests of the other two Members and such other two Members opt to sell their Membership Interests or dissolve the Company (the “Selling Members”), then for a period of thirty (30) days after the date of the last notice referred to in Section 12.2(a) the Members will negotiate, in good faith, in an attempt to mutually agree on a Transfer price and other terms and conditions of a Transfer among them. If the Members fail to reach agreement on a Transfer price or terms during the said thirty (30) day period, then any Member may (within the 30-day period following the expiration of said 30-day negotiating period) request that the Fair Market Value of the Membership Interests of the Selling Members be determined in accordance with the procedures described in Section 14.7 of this Agreement. The Transfer of such Membership Interests, free and clear of all Liens, will be closed not later than thirty (30) days after the Fair Market Value has been determined.

(g) If one or more Members desire to sell its or their Membership Interests and the Company as an ongoing entity to a third party and the other Member(s) desires to dissolve the Company, the Members will, in good faith, negotiate a resolution. If the Members are unable to negotiate a resolution within one hundred twenty (120) days, the Company will be dissolved. At any time during said 120 day period, any Member may, by written notice to the other Members, elect to purchase the Membership Interests of the other two Members, in which case the provisions of Section 12.2(f) shall apply (and if two or more Members so elect to purchase, then the provisions of 12.2(d) or 12.2(e), as the case may be, shall apply).

Section 12.3 Partial Transfers.

Except as provided in Sections 3.3(c)(i), 12.1, 12.2(e)(i), and 12.12, under no circumstance may a Member Transfer some but not all of its Membership Interest to any transferee. If a Transfer of one Member’s Membership Interest is made to the other two Members pursuant to any of Sections 3.3(c)(i), 12.1, 12.2(e)(i), and 12.12, then, following such Transfer: (i) for purposes of Section 6.5 of this Agreement, any decision to exercise or enforce any rights of the Company against any one of the two remaining Members may be made by the Member Representative of the other remaining Member; provided, that the Member Representative of the Member against which exercise or enforcement is sought shall be given notice of, and shall be entitled to attend, any meeting where such decisions are made; and (ii) except as provided in clause (i) of this Section 12.3, the unanimous vote of the Governance Board shall be required for all matters reserved to the Governance Board, including, for the avoidance of doubt, all matters described on Part II of Schedule 6.4.

Section 12.4 Member Costs.

Each Member will share in the cost of the Qualified Appraisers, as described in Section 14.7, and will otherwise bear its own legal and other out of pocket costs incurred as a result of a proposed Transfer, or as a result of a Prohibited Party acquiring Control of a Member, as described in Section 12.1(c).

Section 12.5 Effective Date of Transfer.

The Transfer of a Membership Interest will become effective on the first day of the month following the Transfer. The Company will, from time to time, as Membership

Interests are registered in the name of the transferee on the Company’s books in accordance with the provisions set forth in this Article XII, pay to the transferee all further distributions on account of the Membership Interest Transferred. Until the registration of the Transfer on the Company books, the Company may proceed as if no Transfer had occurred.

Section 12.6 Transfer in Violation of Article XII.

Any Transfer or attempted Transfer of a Membership Interest or any part thereof which is in violation of this Article XII will be null and void; and the Company will not recognize the same for any purpose, including, without limitation, distributions made pursuant to Article X, with respect to such Membership Interest, or part thereof. The Company may enforce the provisions of this Article, either directly or indirectly, including through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed Transfers not in compliance with this Article.

Section 12.7 Subsequent Transfers.

A Membership Interest will continue to remain subject to all the provisions of this Article as if that Membership Interest were still owned by its original owner, no matter how many times that Membership Interest has been Transferred.

Section 12.8 Continuing Obligations under this LLC Agreement.

(a) In the event of a Transfer of a Membership Interest to an Entity other than a Member Affiliate, except as provided below, the Transferring Member will be relieved from all obligations or liabilities arising under this LLC Agreement after the effective date of the Transfer, in its capacity as owner of that Membership Interest. The Transferring Member will not, however, be relieved of:

(i) any obligations or liabilities which have arisen under this LLC Agreement prior or incident to such Transfer including without limitation a breach of or default under this LLC Agreement;

(ii) any obligations to make Capital Contributions required by this Agreement or agreed to in writing by the Members under calls that were made prior to the effective date of the Transfer;

(iii) any obligations or guarantees with respect to any Member loans or third-party loans to the Company as agreed to in writing by the Members;

(iv) any Confidentiality Obligations;

(v) any obligations or liabilities assumed or agreed to as a condition of the Transfer;

(vi) any obligations or liabilities, past, present, or future, under any of the other Operative Agreements, subject to and according to the terms of such other Operative Agreements.

(b) Cargill (and any permitted transferee from Cargill) may, without the consent of the other Members, Transfer its Membership Interest to a wholly-owned direct or indirect subsidiary of Cargill. Imperial-Savannah (and any permitted transferee from Imperial-Savannah) may, without the consent of the other Members, Transfer its Membership Interest to Imperial Parent, or any wholly-owned direct or indirect subsidiary of Imperial Parent. SUGAR (and any permitted transferee from SUGAR) may, without the consent of the other Members, Transfer its Membership Interest to a wholly-owned direct or indirect subsidiary of SUGAR. In no event will the Transfer of a Membership Interest by SUGAR, Imperial-Savannah, or Cargill (or any of their respective permitted transferees), that is permitted under this Section 12.8(b) relieve SUGAR, Imperial-Savannah, or Cargill, as the case may be, from any obligations or liabilities under this LLC Agreement, whether such obligations or liabilities relate to the period before, on, or after the effective date of such Transfer.

Section 12.9 Withdrawal by a Member.

No Member may withdraw from the Company without the prior written consent of each of the other Members, which consent may be withheld by either of the other Members in its sole and absolute discretion.

Section 12.10 Additional Members; Admission of Transferee as Member.

(a) Additional Members. Any Entity may be admitted to the Company as an additional Member from time to time (i) with the prior written consent of all of the existing Members (which consent will be in their sole and absolute discretion) and (ii) in exchange for such Capital Contributions and on such terms and conditions as is agreed to by all of the Members. New Members will receive distributions and allocations of profits and losses as are agreed to by all of the then-existing Members.

(b) Admission of Transferee as Member. The transferee of a Membership Interest permitted to be Transferred pursuant to this Article XII shall be admitted to the Company as a Member upon the execution and delivery by the transferee and the Company of a Joinder Agreement, substantially in the form attached as Schedule 12.10 with such changes as the Governance Board shall approve, pursuant to which (i) the transferee agrees to be bound by all of the provisions of this Agreement, and (ii) the transferee makes certain representations and warranties to the Company and the Members.

Section 12.11 Rights of Defaulting Members.

Upon the occurrence of a Member Default, such defaulting Member will not, during the continuance of such Default, have any voice in the management and operation of the Company, nor have any rights which it would have under the terms of this LLC Agreement to Transfer its Membership Interest. During such time, the non-defaulting Members and their Member Representatives on the Governance Board will have the right to make all of the management decisions for the Company without first having to obtain the consent or approval of the defaulting Member. The defaulting Member shall continue to be obligated to make Capital Contributions and comply with all of its other obligations under this LLC Agreement. In addition, the defaulting Member shall continue to bear its share of any losses of, and be entitled to receive its share of any profits or distributions from, the Company, subject to the provisions of Section 10.5 of this Agreement.

Section 12.12 Events of Default/Buy Out Rights

If any Member Default shall occur, for a period of 60 days following (i) the completion of the dispute resolution procedures referred to in Article XIV, or (ii) the date the defaulting Member files bankruptcy (in the event the Member Default was caused by the bankruptcy of a Member), each non-defaulting Member shall have the right, at its sole option, to request that the Fair Market Value of the defaulting Member’s Membership Interest determined in accordance with the procedures described in Section 14.7 of this Agreement. Within 30 days following the determination of the Fair Market Value of the defaulting Member’s Membership Interest, each non-defaulting Member shall have the right, at its sole option, to declare to the other non-defaulting Member that it wishes to purchase one-half (1/2) of the defaulting Member’s Membership Interest. In the event both non-defaulting Members elect to purchase one-half (1/2) of the defaulting Member’s Membership Interest during such 30-day period, the defaulting Member’s Membership Interest shall be divided and sold in equal one-half (1/2) amounts to each of the non-defaulting Members, which shall be severally liable to the defaulting Member for the payment of one-half (1/2) of the purchase price. In the event only one non-defaulting Member elects to purchase the defaulting Member’s Membership Interest during such 30-day period, the defaulting Member’s Membership Interest shall be sold in its entirety to such non-defaulting Member, which shall be solely liable to the defaulting Member for payment of the purchase price. The total purchase price of the defaulting Member’s Membership Interest will be equal to 90% of the Fair Market Value of the Membership Interest, as subsequently determined in accordance with the provisions of this Section 14.7, or 100% of the Fair Market Value of the defaulting Member’s Membership Interest in the event the Member Default was caused by the bankruptcy of a Member. Failure of a non-defaulting Member to declare its desire to purchase within the 30-day period following the determination of Fair Market Value as described above will constitute a permanent waiver of the right to purchase the defaulting Member’s Membership Interest with respect to such Member Default, but will not constitute a waiver of any other right or remedy under this Agreement, at law or in equity, with respect to such Member Default (and, for the avoidance of doubt, the provisions of Section 12.11 shall continue to apply during the continuance of such Member Default).

Article XIII.

DISSOLUTION

Section 13.1 Dissolution.

The Company will be dissolved upon the first to occur of:

(a) the consent of all the Members;

(b) the expiration of the Term of the Company;

(c) the failure of any Member to make its Initial Capital Contributions as set forth in Section 4.1; or

(d) the occurrence of any other event specified under the Act as one effecting dissolution (each of the foregoing being a “Dissolution Event”).

Section 13.2 Predistribution Accounting.

Promptly upon the occurrence of a Dissolution Event, the independent public accountants will provide a detailed balance sheet of the Company as of the date of the Dissolution Event.

Section 13.3 Intentionally Omitted.

Section 13.4 Distribution of Other Assets Upon Dissolution.

(a) Order of Priority. Upon the dissolution of the Company, the Governance Board will proceed, subject to the provisions herein, to wind up the affairs of the Company, liquidate the remaining Property of the Company and apply the proceeds of such liquidation (or in its sole discretion, to distribute some or all of the Company’s remaining Property), in the following order of priority and in accordance with the Act:

(i)	First, to the payment of debts and liabilities of the Company (including any secured loans or advances that may have been made by any of the Members, and any loans made by third parties) and the expenses of liquidation;

(ii)	Second, to the establishment of any Reserves that the Governance Board may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Reserves may be paid over to any attorney at law, or other agreed Entity, as escrow agent to be held (A) for disbursement in payment of any of the aforementioned liabilities or obligations and, (B) at the expiration of such period of time as is agreed to by the Governance Board for distribution of the balance, in the manner provided in this Section;

(iii)	Third, to the repayment of any unsecured loans or advances that may have been made by any of the Members; and

(iv)	Fourth, in accordance with the Members’ respective Membership Interests Percentages, either in cash or in kind, as determined by the Governance Board, with any assets distributed in kind being valued for this purpose at their Fair Market Value; provided, however, that if such distributions to the Members are being made prior to the time that Imperial-Savannah has contributed the entire $30,000,000 capital contribution described in Section 4.3, distributions to the Members pursuant to this Section 13.4(a)(iv) shall be made to the Members in accordance with their respective positive Capital Account balances until such Capital Account balances are reduced to zero and thereafter in accordance with Members’ respective Membership Interest Percentages. Notwithstanding the foregoing, the Company may offset Damages to the Company arising out of a breach of this LLC Agreement by a Member whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to the Member, and any amount due by a defaulting Member to the non-defaulting Member(s) shall be offset against the amount otherwise distributed to the defaulting Member and paid over to the non-defaulting Member(s).

(b) Appraisal. If any Property of the Company is to be distributed to the Members in kind, then the Fair Market Value of those assets as of the date of dissolution will be determined by independent appraisal or by agreement of the Members. Those assets will be deemed to have been sold as of the date of dissolution for their Fair Market Value, and the Capital Accounts of the Members will be adjusted pursuant to the provisions of Article X of this LLC Agreement to reflect such deemed sale. The Company will also allocate any profit or loss resulting from sales of Company Property to third parties to the Capital Accounts of the Members in accordance with Article X.

(c) Liquidation. Anything in this LLC Agreement to the contrary notwithstanding, upon a liquidation within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), then such Member will have no obligation to make any Capital Contribution and the negative balance of the Capital Account of such Member will not be considered a debt owed by the Member to the Company or to any other Entity for any purpose whatsoever.

(d) Termination. Upon completion of the winding up, liquidation and distribution of the Company’s Property, the Company will be deemed terminated for tax purposes.

(e) Compliance with Law. Notwithstanding anything herein to the contrary, the Governance Board will comply with the requirements of the Act and of Law pertaining to the winding up of the affairs of the Company and the final distribution of its Property.

(f) Certificate of Cancellation. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate Reserves have been made therefor and all of the remaining Property of the Company has been distributed to the Members, a Certificate of Cancellation will be executed and filed as required by the Act. Upon the filing of the Certificate of Cancellation, the existence of the Company will cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Governance Board will have authority to distribute any Property of the Company discovered after dissolution, convey real property and take such other action as may be necessary on behalf of and in the name of the Company.

(g) Profits and Losses. Within 120 days after the final distribution to the Members of the proceeds of liquidation, the Members will arrange for each of them to receive a statement audited by the Company’s independent public accountants (or another independent certified public accountant of nationally recognized standing mutually agreed to by the Members) showing the profits and losses of the Company from the date of the last annual statement to the date of such final distribution. Such statement will show the manner in which the proceeds of liquidation of the Company have been distributed.

(h) No Recourse. Upon dissolution of the Company, each Member will look solely to the Property of the Company for the return of its Capital Contribution or Capital Account. If the Company’s Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contributions or Capital Account of any Member, then the Members will have no recourse against any other Member nor to their respective assets; provided, however, that the foregoing will not preclude a Member from pursuing a claim against another Member for breach of its obligations under this LLC Agreement or under any of the Operative Agreements.

(i) Purchase by a Member. Notwithstanding anything to the contrary herein, nothing will prevent a Member or any of its Affiliates from purchasing any of the Company’s Property upon the dissolution or liquidation of the Company.

(j) Winding Up/Liquidation. Upon the occurrence of a Dissolution Event, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its Property, and satisfying the claims of its creditors and Members. No Member will take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. All covenants contained and obligations provided for in this LLC Agreement and the other Operative Agreements will continue to be fully binding upon the Members until such time as the

Property has been distributed pursuant to this Section 13.6 and the Certificate of Cancellation has been filed in accordance with the Act. The Governance Board will use reasonable efforts to wind up and dissolve the Company within ninety (90) days of the occurrence of the Dissolution Event.

Article XIV.

RESOLUTION OF DISPUTES

Section 14.1 Negotiation.

If a dispute or disagreement arising out of, or relating to, the formation, interpretation, performance or breach of this LLC Agreement exists, or if a dispute or disagreement arises in connection with the operation, management or dissolution of the Company, including without limitation, a Substantial Disagreement or a Member Default (a “Dispute”), a Member shall submit the reasons for its position, in writing, to the other Members and require each of the other Members within ten (10) days to submit the reasons for its position, in writing, to the other Members and to then enter into good faith negotiations to attempt to resolve the Dispute. If the Dispute cannot be settled among the Members within thirty (30) days after the last written submission is due, then the Dispute shall be submitted, in writing, for resolution to the Chairperson of the Board of SUGAR, the President of the Cargill Corn Milling North America Business Unit of Cargill or the Business Unit Leader of the Cargill Sugar Business Unit (or their functional successors), and the Chief Executive Officer of Imperial-Parent (collectively, the “Dispute Resolution Officers”). If the Members reach agreement pertaining to any Dispute pursuant to the procedures set forth in this Section 14.1, that agreement will be reduced to writing, signed by each Member and will be final and binding upon the Members. The Members agree to negotiate and act in good faith and use reasonable efforts to expeditiously resolve any Dispute.

Section 14.2 Facilitated Mediation.

If the Members fail to resolve a Dispute within fifteen (15) days after submission of such Dispute to the Dispute Resolution Officers in accordance with Section 14.1, the Dispute shall be promptly submitted to an individual or organization recognized in the field of alternative dispute resolution as mutually agreed upon by the Members (the

“Mediator”). The Mediator shall, within fifteen (15) days after accepting the Member’s request for assistance, recommend to the Members, in writing, a procedure for non-binding mediation (“Mediation”) for resolving such Dispute. The Mediator’s recommendation shall also set forth rules for the recommended Mediation process including without limitation: (a) requiring each Member provide the Mediator, prior to the Mediation, a short narrative statement summarizing such Member’s position on the Dispute; (b) the format and location of the Mediation; and (c) the time period in which the Mediation is to be completed. If the Members reach agreement pertaining to any Dispute pursuant to the procedures set forth in this Section 14.2, that agreement will be reduced to writing, signed by the Members and will be final and binding upon the Members. All negotiations and written statements conducted or made pursuant to Section 14.1 and Section 14.2 are confidential and will be treated as compromise and settlement negotiations for purposes of the U.S. Federal Rules of Evidence and state rules of evidence.

Section 14.3 Deadlock/Arbitration.

If any Dispute is not resolved through the use of the procedures specified in Section 14.1 and Section 14.2 within ten (10) days of the conclusion of the Mediation, then:

(a) If the Dispute is a Substantial Disagreement, and thus a Deadlock exists, the provisions of Section 12.2 will be followed; and

(b) If the Dispute is not a Substantial Disagreement, then any Member may initiate the arbitration procedures set forth in Section 14.4.

Section 14.4 Arbitration Procedures.

(a) Arbitration. If a Dispute cannot be resolved utilizing the procedures specified in Sections 14.1 and 14.2 and the unresolved Dispute does not qualify as a Deadlock, the Dispute will, unless the Members otherwise agree, be submitted to and settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect, except to the extent modified herein. To the extent that the provisions of this LLC Agreement and the Commercial Arbitration Rules of the AAA conflict, the provisions of this LLC Agreement will govern.

(b) Composition of Arbitral Panel. Any Member referring the Dispute to arbitration will request that the AAA present the Members with a written list of, and curricula vitae for, ten (10) potential arbitrators, five (5) of whom shall be individuals with at least ten (10) years of active engagement in the buying or selling of agricultural or industrial products, and five (5) of whom shall be retired state or federal court judges. As promptly as possible, the AAA will transmit the list, and curricula vitae, to the Members. Each Member will have the right to strike one (1) potential arbitrator from the list provided by the AAA by so advising the AAA and the Members within fifteen (15) days of receipt of such list. Each Member will then rank, in order of preference, the remaining potential arbitrators, and will provide its rankings to the AAA, not later than thirty (30) days after receipt of such list. The AAA will compose the arbitral panel by averaging the Members’ rankings, and selecting the three (3) highest ranking, non-struck arbitrators, except that if none of three (3) highest ranking, non-struck arbitrators is a retired state or federal court judge, then the AAA will compose the arbitral panel by selecting the two (2) highest ranking, non-struck arbitrators, and the highest ranking, non-struck retired state or federal court judge. If any Member does not provide the AAA with its list of struck and/or ranked arbitrators within the indicated times, then the AAA will compose the arbitral panel without regard to such Member’s strike and/or ranking. The arbitrators shall be and remain at all times impartial and independent of the Members. No arbitrator shall be an employee or past employee of any Member or any of its Affiliates.

(c) Procedures. The arbitrators will set a time for the hearing of the Dispute which will commence no later than ninety (90) days after the date of the appointment. The hearing will be completed no more than fifteen (15) days after commencement (unless in the judgment of the arbitrators the matter is unusually complex and sophisticated and thereby requires a longer time, in which event the hearing will be completed no more than thirty (30) days after commencement). The place of any arbitration hearings will be St. Louis, Missouri, unless otherwise agreed by the Members in writing. The arbitration will be conducted in English.

(d) Final Award. The final award of the arbitrators will be rendered in writing in English, will state the basis for the award, and will be given to the parties not later than sixty (60) days after the last hearing date, unless otherwise agreed by the Members in writing. The decision of the arbitrators will be final and binding on the parties. Arbitration awards will bear interest from the date of the award (unless the award otherwise provides) at an interest rate per annum equal to the Interest Rate, determined as of the date of the arbitration award.

(e) Discovery. In addition to the right to request documents and information set forth in Rule R-21 of the AAA Commercial Arbitration Rules, any Member involved in an arbitration may notice the depositions of any retained testifying experts, and may further notice a total of no more than (i) three (3) depositions of officers, employees or agents of other Member(s), and (ii) four (4) depositions of witnesses and other third parties. Each such deposition shall be limited to seven (7) hours. In addition to the Members’ Confidentiality Obligations, the arbitrators will adopt procedures to protect the proprietary rights of the Members and to maintain the confidential treatment of the arbitration proceedings (except as may be required by Law). The arbitrators will have the power to issue subpoenas to compel the production of documents and testimony relevant to the Dispute.

(f) Authority. The arbitrators will have full power and authority to determine issues of arbitrability and to adjudicate disputes relating to the LLC Agreement, provided that the arbitrators will not have (i) any authority in excess of the authority a court having jurisdiction over the Members and the Dispute would have absent these arbitration provisions, (ii) any right or power to award punitive, exemplary or treble damages or (iii) any right or power to grant injunctive relief, specific performance or other equitable remedy. It is the intention of the Members that, in rendering a decision the arbitrators give effect to the applicable provisions of this LLC Agreement and other Operative Agreements and follow Law.

(g) Costs. Arbitration costs will be borne equally by each Member involved in the Dispute, and each Member will be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such Member, except as otherwise provided in this Section 14.4(g). The arbitral panel shall determine whether (and the extent to which) each Member is a prevailing Member, or a non-prevailing Member, in the arbitration proceeding. To the extent that any Member (or Members) is (or are) determined by the arbitrators to be the non-prevailing Member (or Members) in any arbitration proceeding, such Member (or Members) shall reimburse the prevailing Member (or Members) for arbitration costs and all reasonable attorneys fees, costs and expenses (including witness fees) and the cost incurred by the prevailing Member (or Members) in the arbitration proceeding.

(h) Law Governing Arbitration. The laws of the State of Delaware shall govern the agreement to arbitrate set forth in this Section 14.4, and the entering of judgment confirming, vacating or modifying any arbitration award (except that any proceeding in United States District Court to confirm, vacate or modify any arbitration award shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-14, as amended from time to time). Judgment in any award rendered by an arbitrator or court may be entered in any court of competent jurisdiction.

Section 14.5 Limited Court Actions.

Notwithstanding anything herein to the contrary, a Member will have the right to initiate litigation to (a) toll any statute of limitations; (b) seek specific performance, injunctive relief or other equitable remedy; (c) to compel arbitration in accordance with this LLC Agreement; or (d) to obtain judgment on any arbitration award. The institution of any litigation in accordance with this Section does not excuse the Member’s obligation to participate in good faith in the other dispute resolution procedures set forth in this Article XIV.

ANY LITIGATION PERMITTED HEREUNDER MUST BE BROUGHT ONLY IN THE COURTS OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF DELAWARE OR IN THE STATE COURTS OF DELAWARE, AND EACH OF THE MEMBERS HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH MEMBER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING WITHOUT

LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION, BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION. EACH MEMBER HEREBY IRREVOCABLY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY LITIGATION PERMITTED HEREUNDER.

Section 14.6 Remedies.

(a) Limitation on Remedies. The procedures specified in this Article will be the sole and exclusive procedures for the resolution of Disputes. Notwithstanding anything to the contrary in this LLC Agreement or any other Operative Agreement: (i) IN NO EVENT WILL A MEMBER BE LIABLE FOR ANY LOST PROFITS, EXEMPLARY DAMAGES OR CONSEQUENTIAL DAMAGES OF ANY NATURE ARISING OUT OF OR IN CONNECTION WITH (X) THIS LLC AGREEMENT OR (Y) THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT TO THE EXTENT THAT CLAIMS FOR LOST PROFITS, EXEMPLARY DAMAGES OR CONSEQUENTIAL DAMAGES ARE EXPRESSLY RECOVERABLE UNDER THE TERMS OF ANY OPERATIVE AGREEMENT), REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR ANY TORT OR OTHER THEORY OF LIABILITY; and (ii) no arbitrator or court shall have the authority to terminate this LLC Agreement.

(b) Offset. Awards (including any interest provided thereon) rendered by an arbitrator or court may be offset by the party entitled to such award against any payment obligation owed by such party under this LLC Agreement or the other Operative Agreements to the party against whom such award was rendered.

Section 14.7 Certain Fair Market Value Determinations.

(a) Whenever in this Agreement the Fair Market Value of the Membership Interest of a Member (or Members) is to be determined, the procedures specified in this Section 14.7 shall apply.

(b) The Member requesting determination of the Fair Market Value of the Membership Interests shall give written notice to that effect to the other Members and simultaneously therewith to the AAA, requesting such organization to present the Members with a written list of, and curricula vitae for, ten (10) potential Qualified Valuation Experts. As promptly as possible, the AAA will transmit the list, and curricula vitae, to the Members. Each Member will have the right to strike one (1) potential Qualified Valuation Expert from the list provided by the AAA by so advising the AAA and the Members within fifteen (15) days of receipt of such list. Each Member will then rank, in order of preference, the remaining potential Qualified Valuation Experts, and will provide its rankings to the AAA, not later than thirty (30) days after receipt of such list. The AAA will compose the panel of Qualified Valuation Experts by averaging the Members’ rankings, and selecting the three (3) highest ranking, non-struck Qualified Valuation Experts. If any Member does not provide the AAA with its list of struck and/or ranked Qualified Valuation Experts within the indicated times, then the AAA will compose the arbitral panel without regard to such Member’s strike and/or ranking. The Qualified Valuation Experts shall be and remain at all times impartial and independent of the Members. No Qualified Valuation Expert shall be an employee or past employee of any Member or any of its Affiliates.

(c) Within 30 days after their appointment, the Qualified Valuation Experts so chosen shall hold a hearing in St. Louis, Missouri, at which each Member may submit evidence, be heard and cross examine witnesses. Each Member shall be given at least ten (10) days’ advance notice of the hearing. The Members and the Qualified Valuation Experts so chosen will meet in St. Louis, Missouri, on the thirtieth (30th) day following the hearing (or if such thirtieth day is not a business day, then on the first business day thereafter), at 11:00 a.m., and the Qualified Valuation Experts shall simultaneously deliver their determination of the Fair Market Value of the Membership Interest(s) in question.

(d) If the determinations of at least two of the Qualified Valuation Experts shall be identical in amount, said amount shall be the Fair Market Value of the Membership Interest(s) in question. If the determination of at least two of the Qualified Valuation Experts are not identical in amount, the Fair Market Value of the Membership

Interest(s) in question shall be determined as follows: (i) if neither the highest nor the lowest determination differs from the middle determination by more than 10% of such middle determination, then the Fair Market Value of the Membership Interest(s) in question shall be the average of all three determinations, and (ii) if clause (i) does not apply, then the Fair Market Value of the Membership Interest(s) in question shall be the average of the middle determination and the determination closest in amount to said middle determination.

(e) Any determination of Fair Market Value performed pursuant to this Section 14.7 shall be performed with the assumption that (i) no representations or warranties will be provided as to the Company or the Company’s operations or prospects, and (ii) the Membership Interests will be transferred free and clear of all liens and encumbrances.

(f) Each Member involved in the proceeding to determine the Fair Market Value of the Membership Interest(s) shall share equally in the fees of the Qualified Valuation Experts and all other common costs and expenses associated with the conduct of the proceeding, except that if a determination of the Fair Market Value of a defaulting Member’s Membership Interest is made pursuant to Section 12.12 following the default of a Member, the defaulting Member shall bear all such expenses, whether or not the non-defaulting Members elect to proceed with the purchase of the defaulting Member’s Membership Interest.

Section 14.8 Survival.

The terms and conditions of this Article XIV will continue to apply notwithstanding that a party may no longer be a Member of the Company.

Article XV.

MISCELLANEOUS

Section 15.1 Further Assurances.

At any time and from time to time after the date of this LLC Agreement, each Member will, upon the reasonable request of another Member, perform, execute, acknowledge, deliver, file or record all such further acts, deeds, assignments, instruments, certificates, transfers, conveyances, powers of attorney, assurances or other documents as may be reasonably required to effect or evidence the transactions contemplated in this LLC Agreement or to comply with any Laws.

Section 15.2 Notices.

All notices and consents (collectively, “Notices”) provided for in this LLC Agreement or by Law must be in writing and given by delivery (including personal delivery, delivery by courier, overnight delivery service, or delivery by U.S. certified mail, return receipt requested). Notices are effective on receipt. Notices must be addressed as follows:

if to Company:	Louisiana Sugar Refining, LLC
Attention: General Manager
1230 Fifth Avenue
Gramercy, LA 70052

if to SUGAR:	Sugar Growers and Refiners, Inc.
General Manager
445 E. Mills Avenue, Suite A-101
Breaux Bridge, LA 70517

with a copy to:	Randon W. Wilson
Jones Waldo Holbrook & McDonough
170 South Main Street, #1500
Salt Lake City, Utah 84101

with a copy to:	P. Ragan Richard
Phelps Dunbar LLP
400 Convention Street, Suite 1100
Baton Rouge, Louisiana 70802

if to Cargill:	Cargill, Incorporated
15407 McGinty Road West
Wayzata, MN 55391-2399
Attention: Sugar Product Line Manager

with a copy to:	Cargill, Incorporated
Law Department / 24
15407 McGinty Road West
Wayzata, MN 55391-2399
Attention: Cargill Corn Milling Lawyer

if to Imperial-Savannah:	Imperial-Savannah LP
c/o Imperial Sugar Company 8016 Highway 90-A
Sugar Land, Texas 77478
Attention: Chief Executive Officer

with a copy to:	Imperial Sugar Company
8016 Highway 90-A Sugar Land, Texas 77478
Attention: General Counsel

and to:	Baker Botts L.L.P.
910 Louisiana Houston, Texas 77002
Attention: Tim Taylor

or to such other address as the Company, SUGAR, Cargill, or Imperial-Savannah may, from time to time, designate by notice duly given in accordance with the provisions of this Section 15.2. A copy of any Notice given by a Member to another Member must also be delivered to the Company.

Section 15.3 Reproductions.

For purposes of this LLC Agreement, any copy, facsimile telecommunication or other reliable reproduction of a writing, transmission or signature may be substituted or used in lieu of the original writing, transmission or signature for any and all purposes for which the original writing, transmission or signature could be used; provided that such copy, facsimile telecommunication or other reproduction will be a complete reproduction of the entire original writing, transmission or signature, as the case may be.

Section 15.4 Governing Law.

This LLC Agreement, and the application and interpretation hereof, will be governed exclusively by and construed in accordance with its terms and by the internal laws of the State of Delaware, and specifically the Act, without reference to any conflict of law or choice of law principles that the State of Delaware might apply.

Section 15.5 Waiver of Action for Partition.

Each Member hereby irrevocably waives any right that it may have to maintain any action for partition with respect to the Property of the Company.

Section 15.6 Entire Agreement.

This LLC Agreement and the other Operative Agreements constitute the entire agreement of the Members relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written, relating to such subject matter including, without limitation, the Memorandum of Understanding between Cargill and SUGAR dated as of October 15, 2005, as amended by the Amendment thereto dated September 20, 2006. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between or among the Members relating to the subject matter of the Operative Agreements that are not fully expressed in the Operative Agreements. Each of the Exhibits and Schedules referred to in this LLC Agreement and attached hereto, and all amendments thereto, are incorporated herein and made a part hereof.

Section 15.7 Amendment.

Neither this LLC Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified, except by an instrument in writing signed by all of the Members.

Section 15.8 Waivers.

The failure or delay of a Member to exercise any of its rights under this LLC Agreement may not be construed as a waiver thereof. The acceptance by one Member of the defective performance of another Member or a waiver of the non performance of another Member may not be construed as a waiver of the rights of the Member with respect to any subsequent defective performance or nonperformance by the other Member; and no single or partial exercise of any rights by a Member will preclude any other or further exercise of those rights or the exercise of any other rights hereunder by that Member or any other Member. No waiver or release of any of the terms, conditions, covenants or provisions of this LLC Agreement will be valid or effective unless the same is in writing duly executed by the Member to be bound thereby.

Section 15.9 Limitation on Rights of Others.

Nothing in this LLC Agreement, whether express or implied, may be construed to give any Entity (other than the Company, the Members and their permitted successors and assigns in their capacity as Members) any legal or equitable right, benefit, remedy or claim under or in respect of this LLC Agreement or any covenants, conditions or provisions contained herein, whether as a direct, indirect, intended or incidental third-party beneficiary or otherwise. Without limiting the generality of the foregoing, none of the provisions of this LLC Agreement are for the benefit of, or enforceable by, any creditors or employees of the Company or a Member; and no creditor or employee of the Company or a Member will have any rights to compel any actions or payments under this LLC Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

Section 15.10 Successors and Assigns.

The terms, conditions, and obligations contained in this LLC Agreement will be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by Article XII of this LLC Agreement, their respective successors and assigns.

Section 15.11 Public Announcements.

Except as may be required by Law or applicable rules or regulations of a national securities exchange, no Member may make any public announcement or filing with respect to the transactions contemplated herein without the prior written consent of the other Members (which consent will not be unreasonable delayed or withheld). The announcing or filing party must review any public announcements or filings required by Law or applicable rules or regulations of a national securities exchange with the other parties prior to public announcement or filing.

Section 15.12 Counterparts.

This LLC Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts will be construed together and will constitute one and the same instrument.

Section 15.13 Severability.

If any provision contained in this LLC Agreement is held to be invalid, illegal or unenforceable in any respect, it is the intent and agreement of the parties that this LLC Agreement will be amended by reforming any such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent and, in any event, any such invalidity, illegality or unenforceability will only apply in the specific jurisdiction where the determination is made, and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, except that this LLC Agreement may not be reformed in any way that will deny to any party the essential benefits of this LLC Agreement.

Section 15.14 Expenses.

Except as otherwise specifically provided in this LLC Agreement, each Member will bear its own fees, costs and expenses in connection with the transactions contemplated herein, and shall evenly split those fees, costs and expenses as mutually agreed.

Section 15.15 Confidentiality.

The parties hereto will be bound by the terms of the Master Confidentiality Agreement with respect to Confidential Information provided or otherwise obtained under or in connection with this LLC Agreement.

Section 15.16 Execution by the Company and the Members.

By executing this Agreement, the Company and each Member acknowledges and agrees to abide by the terms of this Agreement.

Section 15.17 Imperial Guaranty.

The obligations of Imperial-Savannah under this Agreement have been guaranteed by Imperial Sugar Company, a Texas corporation, pursuant to that certain Guaranty dated as of the date of this Agreement.

[Signature pages follow.]

SIGNATURE PAGE

FOR

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, each of the undersigned has caused this LLC Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SUGAR GROWERS AND REFINERS, INC.

By:	/s/ Lonnie Champagne
Lonnie Champagne
General Manager

SIGNATURE PAGE

FOR

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

CARGILL, INCORPORATED

By:	/s/ Alan D. Willits
Alan D. Willits
President, Cargill Corn Milling North America

SIGNATURE PAGE

FOR

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IMPERIAL-SAVANNAH LP

By:	Savannah Molasses and Specialties
Company, its general partner

	By:	/s/ H.P. Mechler
H.P. Mechler
Vice President

SIGNATURE PAGE

FOR

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

LOUISIANA SUGAR REFINING, LLC

By:	/s/ Lonnie Champagne
Lonnie Champagne
Duly Authorized Signatory

By:	/s/ Jeffrey A. Cotter
Jeffrey A. Cotter
Duly Authorized Signatory

By:	/s/ H.P. Mechler
H.P. Mechler
Duly Authorized Signatory

EXHIBIT A

OPERATIVE AGREEMENTS GLOSSARY

Each agreement defined in Exhibit A means that Agreement as amended, supplemented and modified, from time to time.

“AAA” has the meaning set forth in Section 14.4(a).

“Act” has the meaning set forth in the first Recital.

“Additional Capital Contribution Date” has the meaning set forth in Section 4.2(b).

“Additional Capital Contributions” has the meaning set forth in Section 4.2(b).

“Additional Required Capital Contribution Amount” has the meaning set forth in Section 4.2(b).

“Adjusted Deficit Capital Account” means with respect to each Member, the deficit balance, if any, in that Member’s Capital Account as of the end of the Company’s Fiscal Year, after giving effect to the following adjustments:

(a) Credit to that Capital Account of any amount which that Member is obligated to restore under Treas. Reg. §1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the penultimate sentences of Treasury Regulations §§1.704-2(g)(1) and (i)(5); and

(b) Debit to such Capital Account of the items described in Treasury Regulations §§1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Deficit Capital Account is intended to comply with Treasury Regulations §1.704-1(b)(2)(ii)(d), and is to be interpreted consistently with that regulation.

“Adjustment Determination Date” has the meaning set forth in Section 3.3(c)(i).

“Affected Member” has the meaning set forth in Section 12.1(c).

“Affiliate” means with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by, or is under common control with that Entity. For the purposes of this LLC Agreement, “control” means (a) the direct or indirect ownership of more than fifty percent (50%) of the total voting power of all voting securities or other evidences of ownership interest of the Entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Entity. For greater clarity it is understood and agreed, that for so long as each of Imperial-Savannah, Cargill and SUGAR retain a 1/3 or lesser Membership Interest in the Company, the Company is not an Affiliate of Imperial-Savannah, Cargill or SUGAR. A Member shall not be deemed to control an Entity in which the Member has equal voting control with the other Members.

“Agreeing Members” has the meaning set forth in Section 3.3(c)(i).

“Agreement” or “LLC Agreement” has the meaning set forth in the Preamble.

“Agreement to Contribute Capital” means that certain Agreement to Contribute Capital executed by Cargill, SUGAR, Imperial-Savannah and the Company in favor of the Agent (as defined in the Credit Agreement), dated as of the Closing Date.

“Annual Business Plan and Budget” has the meaning set forth in Section 11.1.

“Authority” shall mean any government or governmental regulatory body thereof, or political subdivision thereof, whether federal (or commonwealth, territory or possession thereof), state, local or foreign, or any agency, department or instrumentality thereof, or any court or arbitrator (public or private), including the Louisiana Department of Environmental Quality and any successor agency or agencies thereto.

“Bankruptcy” means any of the events set forth in Section 18-304 of the Act, including the passage of any time periods referred to therein. It means, with respect to any Entity, (a) the filing of any petition or answer by such Entity seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of such Entity or its debts under any Laws relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking, consenting to, or acquiescing in the entry of an order for relief where a receiver, trustee, custodian or other similar official is appointed for such Entity or for any substantial part of its property, (b) the entering of an order for relief or approving a petition of relief for reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, winding up, dissolution, or other similar relief under any present or future bankruptcy, insolvency or similar statute, Law or regulation, (c) the filing of any such petition against any such Entity which petition will not be dismissed within sixty (60) days, or (d) without the consent or acquiescence of such Entity, the entering of an order appointing a trustee, custodian, receiver, liquidator or other similar representative of such Entity or of all or any substantial part of the Property of such Entity which order will not be dismissed within sixty (60) days.

“Base Amount” has the meaning set forth in Section 4.2(c).

“Bulk Sugar Supply Agreement” means the Bulk Sugar Supply Agreement of even date herewith between the Company and Imperial-Savannah, as the same may be amended from time to time.

“Business Purpose” means the (a) construction, equipping, and operation of the Facility, which Facility shall process raw cane sugar purchased from SUGAR and other Entities and produce (i) refined sugar products and liquid sucrose and (ii) co-products; and (b) any other lawful activities agreed to by the Members in accordance with Section 3.2.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 4.3.

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to, and accepted by, the Company with respect to the interest in the Company held by such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or an Entity related to the maker of the note within the meaning of Treasury Regulations §1.704-1(b)(2)(ii)(c)) will not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treasury Regulations §1.704-1(b)(2)(iv)(d)(2).

“Cargill” has the meaning set forth in the Preamble.

“Cargill Default” means a “Cargill Event of Default” under the Marketing Agreement.

“Cargill Prohibited Party” means each Entity that is a Designated Entity designated from time to time by Cargill pursuant to Section 12.1(d), and Affiliates of such Entities.

“Cash Call” has the meaning set forth in Section 4.2(b).

“Cash Call Report” has the meaning set forth in Section 4.2(c).

“Cause” has the meaning set forth in Section 6.3(b).

“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Secretary of State of Delaware.

“Chairperson” has the meaning set forth in Section 6.2(b).

“Closing Date” has the meaning set forth in the Credit Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding U.S. federal revenue laws. A reference to a section of the Code will be deemed to include any mandatory or successor provisions thereof.

“Colonial Facility” means the existing sugar refining facility operated by Imperial-Savannah in Gramercy, Louisiana, as more fully described in the Member Contribution Agreement.

“Company” has the meaning set forth in the first Recital.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Treasury Regulations §§1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” has the meaning set forth in the Master Confidentiality Agreement.

“Confidentiality Obligations” means all of the obligations of confidentiality, non-use and non-disclosure binding the Company or Members, or both, including, without limitation, those set forth in the Operative Agreements, including the Master Confidentiality Agreement.

“Consulting Services Agreement (Cargill)” means the Consulting Services Agreement of even date herewith between Cargill and the Company.

“Consulting Services Agreement (Imperial-Savannah)” means the Consulting Services Agreement of even date herewith between Imperial-Savannah and the Company.

“Contributing Member” has the meaning set forth in Section 4.2(d).

“Control” of a Member means:

(a) For SUGAR, ownership of 50% or more of SUGAR’s Class A membership interests.

(b) For Cargill:

(i)	beneficial ownership of fifty percent (50%) or more of the voting securities or other evidences of ownership, of Cargill; or

(ii)	directly or indirectly, through voting securities, or other evidences of ownership, contract or other means, the power, in fact,

(A)	to elect a majority of the Board of Directors of Cargill or

(B)	to direct the policies of or manage or govern the business or operations of Cargill.

(c) For Imperial-Parent:

(i)	beneficial ownership of fifty percent (50%) or more of the voting securities or other evidences of ownership, of Imperial- Parent; or

(ii)	directly or indirectly, through voting securities, or other evidences of ownership, contract or other means, the power, in fact,

(A)	to elect a majority of the Board of Directors of Imperial-Parent or

(B)	to direct the policies of or manage or govern the business or operations of Imperial-Parent.

“Controlled Member” has the meaning set forth in Section 12.1(c).

“Credit Agreement” means that certain Credit Agreement dated as of the date of this Agreement by and among the Company, the lenders party thereto, Natixis, acting through its New York Branch, as agent for the lenders and as initial bond letter of credit issuer, Union Bank N.A., as documentation agent and ING Capital, LLC, as sole lead arranger, sole bookrunner and syndication agent.

“Credit Exposure” means the amount by which

(a) the aggregate financial exposure to Cargill under or with respect to any guaranty, credit support, letter of credit or other credit enhancement facility, obligation, liability, advance, security, participation, or other arrangement entered into, given or made by Cargill with respect to Gulf Zone Opportunity Bonds, exceeds

(b) the aggregate amount of all cash (or the fair market value of other investments acceptable to Cargill) pledged by the Company (under agreements acceptable to Cargill), to the extent that such cash or other investments reduce or offset the financial exposure to Cargill under any such guaranty, credit support, letter of credit or other credit enhancement facility, obligation, liability, advance, security, participation, or other arrangement.

“Credit Facility” means, collectively, the Bond Letter of Credit Facility, Term Loan, and Working Capital Facility established under the Credit Agreement.

“Damages” means collectively the following: actual losses, liabilities, damages, claims, demands, judgments, interest, fines, penalties, costs, settlements or settlement amounts and expenses (including, without limitation, all reasonable attorney, consultant, contractor, accountant or similar fees) plus the costs of enforcing any indemnity provided for in this LLC Agreement. Notwithstanding the foregoing, the term “Damages” will not include exemplary or consequential damages (except for any such damages payable to a third party by the Company or a Member).

“Deadlock” means a Substantial Disagreement that has not been resolved in accordance with the procedures set forth in Section 14.1 and Section 14.2.

“Deficit Amount” has the meaning set forth in Section 4.2(c).

“Deficit Option Period” has the meaning set forth in Section 4.2(c).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, then Depreciation will be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that, if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, then Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Governance Board.

“Designated Entity” has the meaning set forth in Section 12.1(d).

“Development Period Advance” has the meaning set forth in Section 4.2(d).

“Development Period Capital Notice” has the meaning set forth in Section 4.2(d).

“Development Period Capital Requirement” has the meaning set forth in Section 4.2(d).

“Development Period Loan” has the meaning set forth in Section 4.2(d).

“Development Period Loan Interest Rate” means the lesser of (a) a variable rate of interest equal to the applicable LIBOR Rate from time to time plus ten percentage points (10%), and (b) the highest rate permitted by the laws of the State of Delaware.

“Development Period Shortfall” has the meaning set forth in Section 4.2(d).

“Dispute” has the meaning set forth in Section 14.1.

“Dispute Resolution Officers” has the meaning set forth in Section 14.1.

“Dissolution Event” has the meaning set forth in Section 13.3.

“Distributable Cash” means all cash, revenues, and funds on hand, as of any given time, by the Company, including Capital Contributions, less the sum of the following to the extent paid or set aside by the Company:

(a) All cash expenditures incurred incident to the normal operation of the Company’s business; and

(b) Such Reserves as the Governance Board deems reasonably necessary to the proper operation of the business of the Company.

“Election to Participate” has the meaning set forth in Section 12.1(c).

“Entity” means any individual or person; or general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization; government or governmental organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of the Entity when the context so permits.

“Environmental Agreement” means that certain Environmental Agreement among Imperial-Savannah, the Company, Cargill and SUGAR of even date herewith.

“Environmental Work” means the Site Investigation and Required Remediation (as each such term is defined in the Environmental Agreement) to be performed by Imperial-Savannah pursuant to the Environmental Agreement.

“Escrow Account” has the meaning set forth in Section 4.2(b).

“Facility” means the one million short ton per year commercial sugar cane refining facility at Gramercy, Louisiana, which Facility will be constructed, equipped, and operated by the Company.

“Fair Market Value” means, as to any membership interests or other assets or property, the price at which a willing seller would sell and a willing buyer would buy such membership interests, assets or property having full knowledge of the facts, in an arm’s-length transaction without time constraints, and without being under any compulsion to buy or sell.

“Final Completion Date” has the meaning set forth in the Credit Agreement.

“Finally Delivered” means, as to any document or other item, that such document or item has been duly executed and delivered to the intended recipient, such execution and delivery has not been conditioned, rescinded, or avoided, and no action or proceeding is pending which, if successful, would have the effect of conditioning, rescinding or avoiding such document or item.

“First Closing Date” has the meaning set forth in the Member Contribution Agreement.

“Fiscal Year” means the taxable year of the Company, which will, unless otherwise required by the Code, be a twelve-month period ending September 30.

“Food Safety Policies” has the meaning set forth in Section 4.2(e).

“Full Share Amount” has the meaning set forth in Section 4.2(b).

“GAAP” means generally accepted accounting principles, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other Entity as may be approved by a significant segment of the accounting profession in the United States, all as applied on a consistent basis during the period involved.

“Governance Board” means the governance board described in Article VI.

“Gross Asset Value” means, with respect to any asset, the adjusted basis of such asset for Federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the Fair Market Value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset, as determined by the contributing Member and the Governance Board;

(b) The Gross Asset Values of all Company assets will be adjusted to equal their respective Fair Market Values, unreduced by any liabilities secured by such assets, as determined by the Governance Board, as of the time of the following events: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations §1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above will be made only if the Governance Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member will be adjusted to equal the Fair Market Value of such asset, unreduced by any liability secured by such asset, on the date of distribution as determined by the distributee and the Governance Board; and

(d) The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code §734(b) or Code §743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of “Net Profits” and “Net Losses” and Section 10.2(e) of this LLC Agreement; provided, however, that Gross Asset Values will not be adjusted pursuant to this paragraph (d) to the extent the Governance Board determines that an adjustment pursuant to paragraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d) of this definition, then such Gross Asset Value thereafter will be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Gulf Opportunity Zone Bonds” means the $100,000,000 Parish of St. James, State of Louisiana Revenue Bonds (Louisiana Sugar Refining, LLC Project) Series 2009.

“Hot Water Canal Servitude Agreement” means that certain Hot Water Canal Servitude Agreement of even date herewith between Imperial-Savannah and the Company.

“Imperial Parent” means Imperial Sugar Company, a Texas corporation.

“Imperial-Savannah” has the meaning set forth in the Preamble.

“Imperial-Savannah Default” means a material “Imperial Event of Default” under the Bulk Sugar Supply Agreement.

“Imperial-Savannah Prohibited Party” means each Entity that is a Designated Entity designated from time to time by Imperial-Savannah pursuant to Section 12.1(d), and Affiliates of such Entities.

“Indemnified Party” shall have the meaning set forth in Section 9.5.

“Indemnifying Party” shall have the meaning set forth in Section 9.5.

“Initial Capital Contributions” means a Member’s initial contribution to the capital of the Company to be made by each Member on the First Closing Date pursuant to the Member Contribution Agreement.

“Initiating Member” has the meaning set forth in Section 4.2(e).

“Interest Rate” means the lesser of (a) a variable rate of interest equal to the applicable LIBOR Rate from time to time plus six percentage points (6%), and (b) the highest rate permitted by the laws of the State of Delaware.

“Judgments” shall mean any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, settlement agreements or awards of any Authority.

“Land and Facilities Lease Agreement” means the agreement by that name to be executed between Imperial-Savannah and the Company, pursuant to the Member Contribution Agreement.

“Law” means any applicable foreign or US federal, state or local law (including common law), rule, regulation, code, ordinance, treaty or order of any governmental agency. The term “Law” will include each of the foregoing (and each provision thereof) as in effect at each, every and any of the times in question, including any amendments, replacements, supplements, extensions, codifications, consolidations, restatements, revisions or reenactments thereto or thereof, and whether or not in effect at the date of this LLC Agreement.

“LIBOR Rate” means the rate determined by the party to which the funds are owed to be six-month LIBOR, the six-month LIBO Rate or the six-month Eurodollar rate, as selected by such party. Such rate will be determined by such party by reference to the “Money Rates” column of The Wall Street Journal or in such other manner as such party may in its sole discretion determine.

“Lien” means, with respect to any property, any mortgage, lien, pledge, charge, conditional sales agreement, title retention agreement, lease, security interest, easement, right-of-way, title defect, restriction or other encumbrance of any kind or with respect to that property.

“Litigation” shall mean any suit, claim or legal, administrative or arbitration proceeding (including citations, complaints, consent orders or other similar enforcement orders).

“LLC Agreement” or “Agreement” means this Limited Liability Company Agreement among Cargill, SUGAR and Imperial-Savannah, and any Exhibits and Schedules hereto, as the same may be amended from time to time.

“Loaning Member” has the meaning set forth in Section 4.5(b).

“Marketing Agreement” means the Sugar Marketing Agreement of even date herewith between the Company and Cargill, as the same may be amended from time to time.

“Marketing Council” has the meaning set forth in Section 6.7.

“Master Confidentiality Agreement” means the Master Confidentiality Agreement of even date herewith among the Company, Cargill, Imperial-Savannah, and SUGAR, as the same may be amended from time to time.

“Master IP Agreement” means the Master Intellectual Property Agreement of even date herewith between the Company and Cargill, as the same may be amended from time to time.

“Mediation” has the meaning set forth in Section 14.2.

“Mediator” has the meaning set forth in Section 14.2.

“Member” means each of Imperial-Savannah, Cargill and SUGAR and each of the Entities that hereafter may become a Member in accordance with the procedures as set forth in this LLC Agreement.

“Member Contribution Agreement” means the Contribution Agreement of even date herewith among the Members and the Company.

“Member Default” means (i) a material default by a Member under the LLC Agreement (including an attempted Transfer in violation of Article XII) that remains uncured for a period of 30 days after the defaulting Member has received written notice of such default, (ii) the bankruptcy of a Member, (iii) a Cargill Default, (iv) a SUGAR Default or (v) an Imperial-Savannah Default.

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Treasury Regulations §1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations §1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning set forth for the term “partner nonrecourse deductions” in Treasury Regulations §§1.704-2(i)(1) and 1.704-2(i)(2).

“Member Representatives” means the individuals designated to serve on the Governance Board of the Company in accordance with Article VI.

“Membership Interest” means the entire beneficial ownership interest of a Member in the Company, including that Member’s: (a) right to participate in the management of the business and affairs of the Company; (b) right to vote on, consent to, or otherwise participate in, any decision or action of or by the Members and the Governance Board granted pursuant to this LLC Agreement and the Act; (c) right to inspect the books and records of the Company; (d) Capital Account and (e) right to share in the profits and losses of the Company and to receive distributions, together with that Member’s obligations to comply with the terms of this LLC Agreement; and those obligations attributable to a Member under the Act or the Certificate of Formation.

“Membership Interest Percentage” means the percentage set forth for each Member in Schedule 4.1 of the LLC Agreement as adjusted in accordance with the provisions of this LLC Agreement.

“Mortgage” means that certain Mortgage of even date herewith executed by Imperial-Savannah in favor of the Company.

“Net Profits” or “Net Losses” means, for each Fiscal Year, an amount equal to the taxable income or loss of the Company for such Fiscal Year, determined in accordance with Code §703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code §703(a)(1) will be included in taxable income or loss), with the following adjustments:

(e) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition will be added to such taxable income or loss;

(f) Any expenditures of the Company described in Code §705(a)(2)(B) or treated as Code §705(a)(2)(B) expenditures pursuant to Treasury

Regulations §1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition will be subtracted from such taxable income or loss;

(g) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraphs (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(h) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the Property disposed, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(i) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation above;

(j) To the extent an adjustment to the adjusted tax basis of any Company Property pursuant to Code §734(b) or Code §743(b) is required pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(m)(2) or (4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Membership Interest, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for purposes of computing Net Profits or Net Losses; and

(k) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 10.2 of this LLC Agreement will not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 10.2 will be determined by applying rules analogous to those set forth in paragraphs (a) through (f) above.

“Net Revenues” has the meaning set forth in the Marketing Agreement.

“Non-Affected Member” has the meaning set forth in Section 12.1(c).

“Non-Contributing Member” has the meaning set forth in Section 4.2(c).

“Non-Transferring Member” has the meaning set forth in Section 12.1(a).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations §.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations §1.704-2(b)(3).

“Notice of Intent to Purchase” has the meaning set forth in Section 12.1(c).

“Notices” has the meaning set forth in Section 15.2.

“Officers” means the officers described in Section 8.1.

“Operation and Management Agreement” means the Operation and Management Agreement of even date herewith between Imperial-Savannah and the Company.

“Operative Agreements” means this LLC Agreement, the Master Confidentiality Agreement, the Master IP Agreement, the Supply Agreement, the Marketing Agreement, the Member Contribution Agreement, the letter agreement of even date herewith entered into by and among Cargill, SUGAR, Imperial-Savannah and the Company pursuant to Section 2.1(c) of the Member Contribution Agreement, the Land and Facilities Lease Agreement, the Bulk Sugar Supply Agreement, the Environmental Agreement, the Sugar Mill Tract A Servitude Agreement, the Operation and Management Agreement, the Mortgage, the Hot Water Canal Servitude Agreement, the Consulting Services Agreement (Cargill), the Consulting Services Agreement (Imperial-Savannah) and other site agreements.

“Optional Deficit Loan” has the meaning set forth in Section 4.2(c).

“Proceedings” shall mean any actions, causes of action, written demands, written claims, suits, investigations, and any appeals there from.

“Prohibited Party” has the meaning set forth in Section 12.1(d).

“Prohibited Party Notice” has the meaning set forth in Section 12.1(c).

“Property” means all real and personal property (tangible or intangible) contributed to or acquired by the Company, including cash and any improvements, additions and alterations thereto.

“Qualified Valuation Expert” means an independent third party appraiser of national reputation with experience in the valuation of commercial agricultural processing facilities and businesses who is qualified to make a Fair Market Value determination and has no material relationship with any Member or any of their respective Affiliates.

“Quality Compliance Improvement” has the meaning set forth in Section 4.2(e).

“Quality Compliance Loan” has the meaning set forth in Section 4.2(e).

“Rated Capacity” means the ability to process 3150 short tons of raw cane sugar per day.

“Refining Fee” has the meaning set forth in Section 3.3(a).

“Refusal Opportunity Notice” has the meaning set forth in Section 12.1(a).

“Related Party Lender” has the meaning set forth in Section 6.4(b)(iii).

“Required Imperial-Savannah Improvements” has the meaning set forth in the letter agreement of even date herewith entered into by and among Cargill, SUGAR, Imperial-Savannah and the Company pursuant to Section 2.1(c) of the Member Contribution Agreement.

“Reserves” means, for any fiscal period, funds set aside or amounts allocated during such period to reserves that will be maintained in amounts deemed sufficient by the Governance Board for working capital, capital expenditures and to pay taxes, insurance, debt service, or other costs or expenses, including, without limitation, potential future tort and environmental liabilities incidental to the ownership or operation of the business of the Company.

“SEC” means the Securities and Exchange Commission.

“Second Amended and Restated LLC Agreement” has the meaning set forth in the third Recital.

“Second Closing” has the meaning set forth in the Member Contribution Agreement.

“Seconding Agreement” means the Employee Seconding Agreement between Cargill and the Company dated as of the date of this Agreement.

“Secretary of State” has the meaning set forth in the first Recital.

“Selling Member” has the meaning set forth in Section 12.2(e)(i).

“Selling Members” has the meaning set forth in Section 12.2(f).

“Senior Manager” has the meaning set forth in Section 8.1.

“Substantial Disagreement” means the inability of the Members to reach agreement on any of the items set forth in Schedule 5.1.

“SUGAR” has the meaning set forth in the Preamble.

“SUGAR Default” means a “SUGAR Event of Default” under the Supply Agreement.

“Sugar Mill Tract A Servitude Agreement” means the Sugar Mill Tract A Servitude Agreement of even date herewith between Imperial-Savannah, as grantor, and the Company, as grantee.

“SUGAR Prohibited Parties” means each Entity that is a Designated Entity designated from time to time by SUGAR pursuant to Section 12.1(d), and Affiliates of such Entities.

“Supply Agreement” means the Raw Sugar Supply Agreement between the Company and SUGAR of even date herewith, as the same may be amended from time to time.

“Take-over Work” means those portions of the Required Imperial-Savannah Improvements and/or the Environmental Work which the Company has elected to perform pursuant to and in accordance with (i) the letter agreement of even date herewith entered into by and among Cargill, SUGAR, Imperial-Savannah, and the Company pursuant to Section 2.1(c) of the Member Contribution Agreement and/or (ii) the Environmental Agreement, respectively.

“Tax Distribution” means an amount up to 20% of the net income allocated to each Member for the prior Fiscal Year, reduced by an amount equal to patronage losses incurred by SUGAR with respect to such Fiscal Year.

“Tax Matters Partner” has the meaning set forth in Code § 6231.

“Term” means the time period described in Section 2.7.

“Transfer” means (a) a sale, assignment, transfer or other disposal, directly or indirectly, whether voluntarily or by operation of Law of a Membership Interest, or portion thereof; (b) in the case of any Entity owning the Membership Interest initially held by Cargill, any sale, assignment, transfer or other disposal that results in Cargill owning and controlling (directly or indirectly) less than all of the voting securities or other evidences of ownership in such Entity; (c) in the case of any Entity owning the Membership Interest initially held by Imperial-Savannah, any sale, assignment, transfer or other disposal that results in Imperial Parent owning and controlling (directly or indirectly) less than all of the voting securities or other evidences of ownership in such Entity; (d) in the case of any Entity owning the Membership Interest initially held by SUGAR, any sale, assignment, transfer or other disposal that results in SUGAR owning and controlling (directly or indirectly) less than all of the voting securities or other evidences of ownership in such Entity. Notwithstanding the foregoing, none of the following will be a Transfer: (i) a change in ownership or Control of Cargill, Imperial Parent, or SUGAR; (ii) the sale of all or substantially all of a Member’s assets, provided that the party acquiring all or substantially all of the assets unconditionally assumes and agrees to perform all obligations of the Member under this Agreement and under all other agreements between such Member and the Company; or (iii) the pledge of or the creation of a security interest or other encumbrance in a Membership Interest, subject, however, to the provisions of Section 12.1(e).

“Transferring Member” has the meaning set forth in Section 12.1(a).

“Treasury Regulations” means and includes proposed, temporary and final regulations promulgated under the Code in effect on the date of this LLC Agreement and the corresponding sections of any Treasury Regulations subsequently issued that amend or supersede those Treasury Regulations